UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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Murphy Oil Corporation

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Notice of 2016

ANNUAL MEETING OF STOCKHOLDERS

and Proxy Statement

MURPHY
OIL CORPORATION

YOUR **VOTE** IS IMPORTANT

Please vote online, by mobile device, by telephone, or, if you received your materials by mail, you can sign and return your proxy card.

NOTICE OF ANNUAL MEETING

Date:	May 11, 2016
Time:	10:00 a.m. CDT
Place:	South Arkansas Arts Center
110 East 5th Street
El Dorado, Arkansas 71730

AGENDA:

1.	Election of Directors;

2.	Advisory vote on executive compensation;

3.	Approval or disapproval of the proposed 2017 Annual Incentive Plan as described in the Proxy Statement;

4.	Approval or disapproval of the action of the Audit Committee of the Board of Directors in appointing KPMG LLP as the Company’s independent registered public accounting firm for 2016; and

5.	Such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 14, 2016, the record date fixed by the Board of Directors of the Company, will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of all stockholders entitled to vote is on file at the office of the Company, 300 Peach Street, El Dorado, Arkansas 71730.

Your vote is very important to us and to our business. Prior to the meeting, you may submit your vote and proxy by telephone, mobile device, the internet, or, if you received your materials by mail, you can sign and return your proxy card. Instructions on how to vote begin on page 1.

E. Ted Botner

Vice President, Law and Corporate Secretary

El Dorado, Arkansas

March 28, 2016

Proxy Statement

The solicitation of the enclosed proxy is made on behalf of the Board of Directors of Murphy Oil Corporation (the “Board”) for use at the Annual Meeting of Stockholders to be held on May 11, 2016. It is expected that this Proxy Statement and related materials will first be provided to stockholders on or about March 28, 2016. The complete mailing address of the Company’s principal executive office is 300 Peach Street, P.O. Box 7000, El Dorado, Arkansas 71731-7000. References in this Proxy Statement to “we,” “us,” “our,” “the Company” and “Murphy Oil” refer to Murphy Oil Corporation and its consolidated subsidiaries.

Proxy Summary

Proposals to be Voted On

The following proposals will be voted on at the Annual Meeting of Stockholders.

		For More Information	Board Recommendation

Proposal 1—Election of Directors		Page 4		FOR
Claiborne P. Deming	Walentin Mirosh
T. Jay Collins	R. Madison Murphy
Steven A. Cossé	Jeffrey W. Nolan
Lawrence R. Dickerson	Neal E. Schmale
Roger W. Jenkins	Laura A. Sugg
James V. Kelley	Caroline G. Theus
Proposal 2		Page 17		FOR
Advisory Vote to Approve Executive Compensation
Proposal 3		Page 42		FOR
Approval of the proposed 2017 Annual Incentive Plan
Proposal 4		Page 43		FOR
Approval of Appointment of Independent Registered Public Accounting Firm

You may cast your vote in the following ways:

The 2016 Murphy Oil Corporation Annual Meeting will begin at 10:00 a.m. CDT on May 11, 2016,

at the South Arkansas Arts Center located at 110 East 5th Street in El Dorado, Arkansas 71730.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS:

We have elected to take advantage of the U.S. Securities and Exchange Commission rules that allow us to furnish proxy materials to the Company’s stockholders via the internet. These rules allow us to provide information that the Company’s stockholders need while lowering the costs and accelerating the speed of delivery and reducing the environmental impact of the Annual Meeting. This Proxy Statement, along with the Company’s Annual Report to Stockholders, which includes the Company’s Form 10-K for the year ended December 31, 2015, are available via the internet at http://ir.murphyoilcorp.com/phoenix.zhtml?c=61237&p=proxy.

Murphy Oil Corporation	1

Q&A—Questions and Answers about the Annual Meeting

When and where is the Annual Meeting?

The 59th Annual Meeting will be held at 10:00 a.m. CDT on Wednesday, May 11, 2016, at the South Arkansas Arts Center, located at 110 East 5th Street, in El Dorado, Arkansas 71730.

May I attend the meeting?

Attendance at the meeting is open to stockholders of record as of March 14, 2016, Company employees and certain guests. If you are a stockholder, regardless of the number of shares you hold, you may attend the meeting.

Who may vote?

You may vote if you were a holder of record of Murphy Oil Corporation common stock as of the close of business on March 14, 2016. Each share of common stock is entitled to one vote at the Annual Meeting. You may vote in person at the meeting, or by proxy via the methods explained on page 1 of this document.

Why should I vote?

Your vote is very important regardless of the amount of stock you hold. The Board strongly encourages you to exercise your right to vote as a stockholder of the Company.

Why did I receive a Notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

We are providing access to our proxy materials over the internet. As a result, we have sent a Notice instead of a paper copy of the proxy materials to most of our stockholders. The Notice contains instructions on how to access the proxy materials over the internet and how to request a paper copy. In addition, the website provided in the Notice allows stockholders to request to receive future proxy materials in printed form by mail or electronically by email. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

Why didn’t I receive a Notice in the mail regarding the internet availability of proxy materials?

We are providing certain stockholders, including those who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by Murphy in mailing proxy materials and conserve natural resources, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via email. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card. When prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

May I vote my stock by filling out and returning the Notice?

No. You may vote by internet at www.proxyvote.com. Instructions are in the email sent to you and on the Notice.

How can I access the proxy materials through the internet?

Your Notice or proxy card will contain instructions on how to view our proxy materials for the Annual Meeting on the internet. The Proxy Statement and Annual Report are also available at http://ir.murphyoilcorp.com/phoenix.zhtml?c=61237&p=proxy.

2	Murphy Oil Corporation

Proxy Statement

VOTING PROCEDURES

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting is required for approval of matters presented at the meeting. Your proxy will be voted at the meeting unless you (i) revoke it at any time before the vote by filing a revocation with the Corporate Secretary of the Company, (ii) duly execute a proxy card bearing a later date or (iii) appear at the meeting and vote in person. If you voted via the Internet, mobile device or telephone, you can change your vote with a timely and valid later vote or by voting by ballot at the meeting. Proxies returned to the Company, votes cast other than in person and written revocations will be disqualified if received after commencement of the meeting. If you elect to vote your proxy card or as directed on the Notice or vote by telephone, mobile device or internet as described in the telephone/mobile device/internet voting instructions on your proxy card or Notice, the Company will vote your shares as you direct. Your telephone/mobile device/internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card.

Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the Company to act as Judges of Election for the meeting. The Judges of Election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any other business submitted at the meeting to the stockholders for a vote. Abstentions, however, do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of “votes cast.”

The Judges of Election will treat shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and that the broker or nominee does not have discretionary power to vote on a non-routine matter) as shares that are present and entitled to vote on routine matters and for purposes of determining the presence of a quorum. The proposal to approve or disapprove the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year should be considered a routine matter. However, for purposes of determining the outcome of any non-routine matter as to which the broker does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Accordingly, broker non-votes will be disregarded in the calculation of “votes cast” and will have no effect on the vote. Notably, the election of directors, the advisory vote to approve executive compensation, and the proposal to approve or disapprove the adoption of the 2017 Annual Incentive Plan should be considered non-routine matters.

Unless specification to the contrary is made, the shares represented by the enclosed proxy will be voted FOR all the nominees for director, FOR the approval of the compensation of the Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, FOR approval of the proposed 2017 Annual Incentive Plan and FOR approval of the action of the Audit Committee of the Board of Directors in appointing KPMG LLP as the Company’s independent registered public accounting firm for 2016.

The expenses of printing and distributing proxy material, including expenses involved in forwarding materials to beneficial owners of stock, will be paid by the Company. The Company’s officers or employees, without additional compensation, may solicit the return of proxies from certain stockholders by telephone or other means.

VOTING SECURITIES

On March 14, 2016, the record date for the meeting, the Company had 172,191,694 shares of Common Stock outstanding, all of one class and each share having one vote with respect to all matters to be voted on at the meeting. This amount does not include 22,864,030 shares of treasury stock. Information as to Common Stock ownership of certain beneficial owners and management is set forth in the tables on pages 14 and 15 (“Security Ownership of Certain Beneficial Owners” and “Security Ownership of Management”).

Murphy Oil Corporation	3

Proposal 1—Election of Directors

The Board recognizes that it is important for the Company’s directors to possess a diverse array of backgrounds and skills, whether in terms of executive management leadership or educational achievement. When considering new candidates, the Nominating & Governance Committee, with input from the Board, takes into account these factors as well as other appropriate characteristics, such as sound judgment, honesty, and integrity. In addition, the Nominating & Governance Committee, when searching for nominees for directors, relies on the Company’s Corporate Governance Guidelines, which state, “The Company endeavors to have a board representing diverse experience at policy-making levels in business areas that are relevant to the Company’s global activities.” The goal is to assemble and maintain a Board comprised of individuals that not only bring to bear a wealth of business and/or technical expertise, but that also demonstrate a commitment to ethics in carrying out the Board’s responsibilities with respect to oversight of the Company’s operations.

The Company’s Corporate Governance Guidelines contain a provision that allows the Board, in special circumstances, to nominate a Director that is more than 72 years of age. The Board, at its regularly held meeting on February 3, 2016, determined that the need to retain Ms. Theus’ HSE experience and guidance constitutes a special circumstance under the Corporate Governance Guidelines. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Company’s by-laws also provide that the directors elected at each Annual Meeting of Stockholders shall serve until their successors are elected and qualified.

To the extent authorized by the proxies, the shares

represented by the proxies will be voted in favor of the election of the twelve nominees for director whose names are set forth herein. If for any reason any of these nominees is not a candidate when the election occurs, the shares represented by such proxies will be voted for the election of the other nominees named and may be voted for any substituted nominees or the Board may reduce its size. However, management of the Company does not expect this to occur. All nominees were elected at the last Annual Meeting of Stockholders. All directors other than Mr. Cossé and Mr. Jenkins have been deemed independent by the Board based on the rules of the New York Stock Exchange (“NYSE”) and the standards of independence included in the Company’s Corporate Governance Guidelines. As part of its independence recommendation to the Board, the Nominating & Governance Committee at its February meeting considered familial relationships (Mr. Deming, Mr. Murphy and Ms. Theus are first cousins). The Committee also considered a hangar rental agreement with Union Holdings LLC (Mr. Murphy) which was determined to be a fair market value transaction at the rate of $6,000 annually.

Mr. Deming, the independent non-employee Chairman of the Board serves as presiding director at regularly scheduled board meetings as well as at no less than three meetings solely for non-employee directors. The meetings for non-employee directors are held in conjunction with the regularly scheduled February, August and December board meetings, at least one of which includes only independent non-employee directors.

4	Murphy Oil Corporation

Proposal 1—Election of Directors (continued)

The Corporate Governance Guidelines provide that stockholders and other interested parties may send communications to the Board, specified individual directors and the independent directors as a group c/o the Corporate Secretary, Murphy Oil Corporation, P.O. Box 7000, El Dorado, Arkansas 71731-7000. All such communications will be kept confidential unless otherwise required by law and relayed to the specified director(s). The names of the Director nominees and certain information as to them, are as follows:

DIRECTOR NOMINEES

T. JAY COLLINS Houston, Texas Age: 69 Director Since: 2013	Board Committees • Executive Compensation • Nominating & Governance	Certain other directorships • Oceaneering International, Inc. Houston, Texas

Principal occupation or employment

•   President and Chief Executive Officer, Retired, Oceaneering International, Inc., since May 2011; President and Chief Executive Officer, Oceaneering International, Inc., from May 2006 to May 2011

Mr. Collins has extensive knowledge of international management and corporate development. As a prior President and Chief Executive Officer of Oceaneering International, Inc., he has substantial knowledge and experience in the oil and gas industry. Among other qualifications, Mr. Collins brings to the Board experience in field operations, executive management and finance.

STEVEN A. COSSÉ El Dorado, Arkansas Age: 68 Director Since: 2011	Board Committees • Executive • Health, Safety & Environmental	Certain other directorships • Simmons First National Corporation Pine Bluff, Arkansas

Principal occupation or employment

•   President and Chief Executive Officer of the Company from June 2012 to August 2013, retired from the Company December 2013; previously Executive Vice President and General Counsel of the Company from February 2005 through February 2011, retired from the Company February 2011 to May 2012

Mr. Cossé’s long service in several capacities with the Company has helped him gain a proficient understanding of many areas, including environmental laws and regulations. Among other qualifications, Mr. Cossé brings to the Board expertise in corporate governance, banking and securities laws and executive leadership.

CLAIBORNE P. DEMING El Dorado, Arkansas Age: 61 Director Since: 1993	Board Committees • Chairman of the Board • Chair, Executive • Health, Safety & Environmental	Certain other directorships • Murphy USA Inc. El Dorado, Arkansas
Principal occupation or employment • President and Chief Executive Officer of the Company from October 1994 through December 2008, retired from the Company June 2009

Mr. Deming’s experience as former President and Chief Executive Officer of Murphy Oil Corporation gives him insight into the Company’s challenges, opportunities and operations. Among other qualifications, Mr. Deming brings to the Board executive leadership skills and over 30 years’ experience in the oil and gas industry.

Murphy Oil Corporation	5

Proposal 1—Election of Directors (continued)

LAWRENCE R. DICKERSON Houston, Texas Age: 63 Director Since: 2014	Board Committees • Nominating & Governance • Audit	Certain other directorships • Oil States International, Inc. Houston, Texas • Hercules Offshore, Inc. Chairman Houston, Texas

Principal occupation or employment

•   President and Chief Executive Officer, Retired, Diamond Offshore Drilling, Inc., an offshore drilling company, since March 2014; President and Chief Executive Officer from May 2008 through March 2014

Mr. Dickerson’s experience as the President and a director of Diamond Offshore Drilling, Inc. from March 1998 and as Chief Executive Officer from May 2008 until his retirement in March 2014 brings to the Board broad experience in leadership and financial matters. Among other qualifications, he brings to the Board expertise as a Certified Public Accountant and in international drilling operations.

ROGER W. JENKINS El Dorado, Arkansas Age: 54 Director Since: 2013	Board Committees • Executive	Certain other directorships • None

Principal occupation or employment

•   President and Chief Executive Officer of the Company since August 2013 and President of Murphy Exploration & Production Company since June 2012; previously Chief Operating Officer & Executive Vice President, Exploration & Production of the Company from June 2012 to August 2013; Executive Vice President, Exploration & Production of the Company and President of Murphy Exploration & Production Company from August 2009 to June 2012

Mr. Jenkins’ leadership as President and Chief Executive Officer of Murphy Oil Corporation allows him to provide the Board with his detailed perspective of the Company’s global operations. With a Bachelor’s degree in Petroleum Engineering, a Master’s degree in Business Administration and 32 years of industry experience, he has played a critical leadership role in Murphy’s worldwide exploration and production operations, including the development of the Kikeh field in Malaysia and the Eagle Ford Shale field in South Texas.

JAMES V. KELLEY Little Rock, Arkansas Age: 66 Director Since: 2006	Board Committees • Audit • Executive • Chair, Nominating & Governance	Certain other directorships • None

Principal occupation or employment

•   President and Chief Operating Officer, Retired, BancorpSouth, Inc. (a NYSE bank holding company) since August 2014; President and Chief Operating Officer, BancorpSouth, Inc. from 2001 to August 2014

Mr. Kelley has extensive knowledge of capital markets and accounting issues. As former President and Chief Operating Officer of BancorpSouth, Inc., he understands the fundamentals and responsibilities of operating a large company. Among other qualifications, Mr. Kelley brings to the Board experience in banking, finance and accounting, as well as executive management.

6	Murphy Oil Corporation

Proposal 1—Election of Directors (continued)

WALENTIN MIROSH Calgary, Alberta Age: 70 Director Since: 2011	Board Committees • Executive Compensation • Health, Safety & Environmental	Certain other directorships • TC PipeLines GP, Inc. Calgary, Alberta
Principal occupation or employment • President, Mircan Resources Ltd., a private consulting company since January 2010

Mr. Mirosh, with his accomplishments in the chemical, natural gas, and investment industries, is able to provide the Board with dependable input in many areas. He brings to the Board experience in energy, regulatory and international law as well as skills in business development and corporate strategy.

R. MADISON MURPHY El Dorado, Arkansas Age: 58 Director Since: 1993 (Chairman, 1994-2002)	Board Committees • Executive • Chair, Audit	Certain other directorships • Deltic Timber Corporation El Dorado, Arkansas • Murphy USA Inc. Chairman El Dorado, Arkansas

Principal occupation or employment

•   Managing Member, Murphy Family Management, LLC, which manages investments, farm, timber and real estate, since 1998;

•   President, The Murphy Foundation;

•   Owner, The Sumac Company, LLC, which manages investments, timber and vineyard operations; and

•   Secretary/Owner, Presqu’ile Winery

Mr. Murphy served as Chairman of the Board of Murphy Oil Corporation from 1994 to 2002. This background, along with his current membership on the Board of Directors of Deltic Timber Corporation and Murphy USA Inc., brings to the Board and to the Audit Committee a unique business and financial perspective.

JEFFREY W. NOLAN Little Rock, Arkansas Age: 47 Director Since: 2012	Board Committees • Executive Compensation • Nominating & Governance	Certain other directorships • None

Principal occupation or employment

•   President & Chief Executive Officer, Loutre Land and Timber Company, a natural resources company with a focus on the acquisition, ownership and management of timberland and mineral properties, since 1998

Mr. Nolan’s experience as President and Chief Executive Officer of a natural resources company, in addition to his former legal practice focused on business and corporate transactions, allows him to bring to the Board expertise in legal matters, corporate governance, corporate finance, acquisitions and divestitures and the management of mineral properties.

Murphy Oil Corporation	7

Proposal 1—Election of Directors (continued)

NEAL E. SCHMALE La Jolla, California Age: 69 Director Since: 2004	Board Committees • Audit • Chair, Executive Compensation	Certain other directorships • WD-40 Company Chairman San Diego, California

Principal occupation or employment

•   President and Chief Operating Officer, Retired, Sempra Energy, an energy services holding company, since October 2011; President and Chief Operating Officer, Sempra Energy, from February 2006 to October 2011

Mr. Schmale, as former Chief Operating Officer, brings to the Board the perspective of a corporate leader having faced external economic, social and governance issues. He also brings specific experience in financial matters from his prior service as Chief Financial Officer of Sempra Energy. He holds degrees in petroleum engineering and law, and has a vast knowledge in different fields concerning the oil industry.

LAURA A. SUGG Montgomery, Texas Age: 56 Director Since: 2015	Board Committees • Health, Safety & Environmental	Certain other directorships • Denbury Resources Plano, Texas • Williams Companies Inc. Tulsa, Oklahoma
Principal occupation or employment • Senior Executive, Retired, ConocoPhillips, then an international, integrated oil company, since 2010

Ms. Sugg’s broad background in capital allocation and accomplishments in the energy industry allow her to bring to the Board expertise in industry, operational and technical matters. Among other qualifications, she brings to the Board specific experience in executive leadership, human resources, compensation and financial matters. As a former leader at ConocoPhillips, Ms. Sugg has a proficient understanding of an oil company’s challenges and opportunities.

CAROLINE G. THEUS Alexandria, Louisiana Age: 72 Director Since: 1985	Board Committees • Executive • Chair, Health, Safety & Environmental	Certain other directorships • None
Principal occupation or employment • President, Inglewood Land & Development Co., a holding company, since 1980

Ms. Theus is President of a farming and land holding corporation and she has worked with the Louisiana Nature Conservancy in helping to preserve lands of ecological importance. She has proven to be a strong advocate for protecting natural resources and enriches the Board with her insight in matters concerning the environment.

8	Murphy Oil Corporation

Proposal 1—Election of Directors (continued)

BOARD LEADERSHIP STRUCTURE

The positions of Chairman of the Board and the Chief Executive Officer of the Company are held by two individuals. Mr. Deming serves as the Chairman of the Board as a non-executive and independent director. Mr. Jenkins is the Company’s President and Chief Executive Officer. Along with the Chairman of the Board of Directors and the Chief Executive Officer, other directors bring different perspectives and roles to the Company’s management, oversight and strategic development. The Company’s directors bring experience and expertise from both inside and outside the company and industry, while the Chief Executive Officer is most familiar with the Company’s business and industry, and most capable of leading the execution of the Company’s strategy. The Board believes that separating the roles of Chairman and Chief Executive Officer is currently in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management. The Board will, however, maintain its flexibility to make this determination at any given point in time to provide appropriate leadership for the Company.

RISK MANAGEMENT

The Board exercises risk management oversight and control both directly and indirectly, the latter through various Board Committees. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, including the risks associated with each. The Executive Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee is responsible for oversight of financial risks and the ethical conduct of the Company’s business, including the steps the Company has taken to monitor and mitigate these risks. The Nominating & Governance Committee, in its role of reviewing and maintaining the Company’s corporate governance guidelines, manages risks associated with the independence of the Board and potential conflicts of interest. The Health, Safety & Environmental Committee oversees management of risks associated with environmental, health and safety issues. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports and by management about the known risks to the strategy and the business of the Company.

COMMITTEES

The standing committees of the Board are the Executive Committee, the Audit Committee, the Executive Compensation Committee, the Nominating & Governance Committee and the Health, Safety & Environmental Committee.

The Executive Committee, in accordance with the Company’s by-laws, is vested with the authority to exercise certain functions of the Board when the Board is not in session. The Executive Committee is also in charge of all financial, legal and general administrative affairs of the Company, subject to any limitations prescribed by the by-laws or by the Board.

The Audit Committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee also assists the Board with its oversight of the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications, independence and performance, the performance of the Company’s internal audit function, the compliance by the Company with legal and regulatory requirements, and the review of programs related to compliance with the Company’s Code of Business Conduct and Ethics. The Audit Committee meets with representatives of the independent registered public accounting firm and with members of the internal Auditing Department for these purposes. The Board has designated Neal E. Schmale as its “Audit Committee Financial Expert” as defined in Item 407 of Regulation S-K. All of the members of the Audit Committee including Mr. Schmale are independent under the rules of the NYSE and the Company’s independence standards.

The Executive Compensation Committee oversees the compensation of the Company’s executives and directors and administers the Company’s annual incentive compensation plan, the long-term incentive plan and the stock plan for non-employee directors. All of the members of the Executive Compensation Committee are independent under the rules of the NYSE and the Company’s independence standards. The Compensation Discussion and Analysis section contains additional information about the Executive Compensation Committee. In carrying out its duties, the Executive Compensation Committee will have direct access to outside advisors, independent compensation consultants and others to assist them.

The Nominating & Governance Committee identifies and recommends potential Board members, recommends appointments to Board committees, oversees evaluation of the Board’s performance and reviews and assesses the Corporate Governance Guidelines of the Company. All of the members of the Nominating & Governance Committee are independent under the rules of the NYSE and the Company’s independence standards. Information regarding the process for evaluating and selecting potential director candidates, including those recommended by stockholders, is set out in the Company’s Corporate Governance Guidelines.

Murphy Oil Corporation	9

Proposal 1—Election of Directors (continued)

Stockholders desiring to recommend candidates for membership on the Board for consideration by the Nominating & Governance Committee should address their recommendations to: Nominating & Governance Committee of the Board of Directors, c/o Corporate Secretary, Murphy Oil Corporation, P.O. Box 7000, El Dorado, Arkansas 71731-7000. As a matter of policy, candidates recommended by stockholders are evaluated on the same basis as candidates recommended by Board members, executive search firms or other sources.

Additionally, on February 3, 2016, the Board adopted proxy access by-laws that permit stockholders owning 3% or more of common stock for at least three (3) years to nominate the greater of two (2) directors or up to 20% of the Board, and include these nominees in the Company’s proxy materials. The number of stockholders who may aggregate their shares to meet the ownership threshold is limited to 20. Nominations are subject to the eligibility, procedural and disclosure requirements set forth in the by-laws.

The Health, Safety & Environmental Committee assists the Board and management in monitoring compliance with applicable environmental, health and safety laws, rules and regulations as well as the Company’s Worldwide Health, Safety & Environmental Policy. Review of policies, procedures and practices regarding security of the Company’s people and property is also within the purview of this committee. The Committee assists the Board on matters relating to the Company’s response to evolving public issues affecting the Company in the realm of health, safety and the environment. The Committee has benefitted from the Company’s involvement with groups such as the American Petroleum Institute (API) and sponsorship of initiatives like the Massachusetts Institute of Technology’s Joint Program on the Science and Policy of Global Change, which keeps abreast of emerging issues with respect to climate change.

Charters for the Audit, Executive Compensation, Nominating & Governance and Health, Safety & Environmental Committees, along with the Corporate Governance Guidelines, Code of Business Conduct and Ethics and the Code of Ethical Conduct for Executive Management, are available on the Company’s website, http://ir.murphyoilcorp.com/phoenix.zhtml?c=61237&p=irol-govHighlights.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2015, none of the members of the Executive Compensation Committee (i) was an officer or employee of the Company, (ii) was a former officer of the Company or (iii) had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K.

10	Murphy Oil Corporation

Proposal 1—Election of Directors (continued)

MEETINGS AND ATTENDANCE

During 2015, there were six meetings of the Board, twelve meetings of the Executive Committee, five meetings of the Audit Committee, three meetings of the Executive Compensation Committee, four meetings of the Nominating & Governance Committee and two meetings of the Health, Safety & Environmental Committee. All nominees’ attendance exceeded 75% of the total number of meetings of the Board and committees on which they served. Attendance for Board and committee meetings averaged 99% for the full year. All the Board members attended the 2015 Annual Meeting of Stockholders. As set forth in the Company’s Corporate Governance Guidelines, all Board members are expected to attend each Annual Meeting of Stockholders.

Murphy Oil Corporation	11

Compensation of Directors

Since 2003, the Company’s standard arrangement for compensation of non-employee directors has included a combination of cash and equity. In 2015, the cash component consisted of an annual retainer of $60,000, plus $2,000 for each Board or committee meeting attended. In February 2015, the Chairman of the Board requested his supplemental retainer be reduced by 50% to $57,500. Supplemental retainers were also paid to the Audit Committee Chairman ($15,000), the Audit Committee Financial Expert ($10,000), other members of the Audit Committee ($7,500), the Executive Compensation Committee Chairman ($15,000) and the Chair of each other committee ($10,000). The Company also reimburses directors for reasonable travel, lodging and related expenses they incur in attending Board and committee meetings. On February 3, 2016, the Board adopted a non-employee director deferred compensation plan pursuant to which non-employee directors may elect to defer receipt of future director fees and retainers. Amounts deferred will be deemed invested in phantom stock units and will be settled in cash.

In 2015, the total equity compensation for non-employee directors was reduced to $200,000 to move the average total compensation closer to the 50th percentile of the

Company’s identified peers. Each non-employee director, other than Ms. Sugg, received 4,068 time-based restricted stock units on February 4, 2015, which cliff vest after three years. Ms. Sugg was elected to the Board of Directors on February 9, 2015 and was awarded at that time equivalent equity-based compensation on a pro-rated basis. Her award consisted of 3,917 time-based restricted stock units, which vest over the period beginning February 9, 2015, and ending on February 4, 2018. On February 3, 2016, the Board decided to reduce the total equity compensation for non-employee directors to $150,000.

The column below showing “All Other Compensation” represents the incremental cost of matching gifts. The non-employee directors are eligible to participate in the matching gift program on the same terms as Murphy employees. Under this program, an eligible person’s total gifts of up to $12,500 per calendar year will qualify. The Company will contribute to qualified educational institutions and hospitals an amount equal to twice the amount (2 to 1) contributed by the eligible person. The Company will contribute to qualified welfare and cultural organizations an amount equal to (1 to 1) the contribution made by the eligible person.

2015 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)	Total ($)
Claiborne P. Deming	167,530	200,024	—	—	—	—	367,554
T. Jay Collins	86,000	200,024	—	—	—	—	286,024
Steven A. Cossé	98,033	200,024	—	—	—	25,000	323,057
Lawrence R. Dickerson	89,625	200,024	—	—	—	8,400	298,049
James V. Kelley	127,780	200,024	—	—	—	—	327,804
Walentin Mirosh	82,030	200,024	—	—	—	—	282,054
R. Madison Murphy	126,530	200,024	—	—	10,411	—	336,965
Jeffrey W. Nolan	86,031	200,024	—	—	—	—	286,055
Neal E. Schmale	120,530	200,024	—	—	—	25,000	345,554
Laura A. Sugg	72,000	200,041	—	—	—	—	272,041
Caroline G. Theus	110,030	200,024	—	—	17,760	7,500	335,314
(1)	Represents grant date fair value of time-based restricted stock units awarded in 2015 as computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates, as more fully described in Note J to the consolidated financial statements included in the Company’s 2015 Form 10-K Annual Report.

12	Murphy Oil Corporation

Compensation of Directors (continued)

(2)	At December 31, 2015, total time-based restricted stock units outstanding were:

Restricted Stock Units
Claiborne P. Deming	11,774
T. Jay Collins	9,475
Steven A. Cossé	7,722
Lawrence R. Dickerson	5,712
James V. Kelley	11,774
Walentin Mirosh	11,774
R. Madison Murphy	11,774
Jeffrey W. Nolan	11,774
Neal E. Schmale	11,774
Laura A. Sugg	3,917
Caroline G. Theus	11,774

(3)	The 1994 Retirement Plan for Non-Employee Directors was frozen on May 14, 2003. At that time, then current directors were vested based on their years of service, with no further benefits accruing and benefits being paid out according to the terms of the plan.

Murphy Oil Corporation	13

Security Ownership of Certain Beneficial Owners

As of December 31, 2015, the following are known to the Company to be the beneficial owners of more than five percent of the Company’s Common Stock (as of the date of such stockholder’s Schedule 13G filing with the SEC):

Name and address of beneficial owner	Amount and nature of beneficial ownership(1)		Percentage
Capital World Investors	15,733,837	(2)	9.10%
333 South Hope Street
Los Angeles, CA 90071
The Vanguard Group	15,402,419	(3)	8.95%
100 Vanguard Blvd.
Malvern, PA 19355
AllianceBernstein L.P.	10,765,732	(4)	6.30%
1345 Avenue of the Americas
New York, NY 01015
State Street Corporation	10,543,672	(5)	6.10%
State Street Financial Center
One Lincoln Street
Boston, MA 02111
BlackRock Inc.	10,482,505	(6)	6.10%
55 East 52nd Street
New York, NY 10055
Hotchkis and Wiley Capital Management, LLC	10,386,290	(7)	6.04%
725 S. Figueroa Street 39th Fl
Los Angeles, CA 90017
(1)	Includes Common Stock for which the indicated owner has sole or shared voting or investment power and is based on the indicated owner’s Schedule 13G filing for the period ended December 31, 2015.
(2)	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). Total includes 15,733,837 sole voting power shares, -0- shared voting power shares, 15,733,837 sole dispositive power shares and -0- shared dispositive power shares. Beneficial ownership disclaimed pursuant to Rule 13d-4.
(3)	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). Total includes 297,264 sole voting power shares, 15,300 shared voting power shares, 15,083,047 sole dispositive power shares and 319,372 shared dispositive power shares.
(4)	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). Total includes 9,257,689 sole voting power shares, -0- shared voting power shares, 10,761,080 sole dispositive power shares and 4,652 shared dispositive power shares.
(5)	A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G). Total includes -0- sole voting power shares, 10,543,672 shared voting power shares, -0- sole dispositive power shares and 10,543,672 shared dispositive power shares.
(6)	A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G). Total includes 9,062,527 sole voting power shares, 7,677 shared voting power shares, 10,474,828 sole dispositive power shares and 7,677 shared dispositive power shares.
(7)	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). Total includes 6,433,493 sole voting power shares, -0- shared voting power shares, 10,386,290 sole dispositive power shares and -0- shared dispositive power shares.

14	Murphy Oil Corporation

Security Ownership of Management

The following table sets forth information, as of February 16, 2016, concerning the number of shares of Common Stock of the Company beneficially owned by all directors and nominees, each of the Named Executive Officers (as hereinafter defined), and directors and executive officers as a group.

Name	Personal with Full Voting and Investment Power(1)(2)	Personal as Beneficiary of Trusts	Voting and Investment Power Only		Options Exercisable Within 60 Days	Total		Percent of Outstanding (if greater than one percent)
Claiborne P. Deming	839,119	1,639,538	209,720		—	2,688,377		1.56%
T. Jay Collins	1,902	—	—		—	1,902		—
Steven A. Cossé	118,218	—	—		—	118,218		—
Lawrence R. Dickerson	—	—	—		—	—		—
James V. Kelley	35,791	—	—		—	35,791		—
Walentin Mirosh	10,244	—	—		—	10,244		—
R. Madison Murphy	1,159,061	1,232,719	2,674,718	(3)	—	5,066,498	(4)	2.94%
Jeffrey W. Nolan	276,562	140,528	—		—	417,090		—
Neal E. Schmale	51,553	—	—		—	51,553		—
Laura A. Sugg	—	—	—		—	—		—
Caroline G. Theus	421,754	537,252	6,684	(5)	—	965,690		—
Roger W. Jenkins	113,194	—	—		437,171	550,365		—
John W. Eckart	55,890	—	—		147,757	203,647		—
Kevin G. Fitzgerald	76,198	—	—		185,976	262,174		—
Walter K. Compton	39,428	—	—		141,573	181,001		—
Kelli M. Hammock	12,953	—	—		68,768	81,721		—
Keith S. Caldwell	11,689	—	—		64,439	76,128		—
Directors and executive officers as a group(6)	3,293,647	3,550,037	2,891,122		1,260,549	10,995,355		6.39%
(1)	Includes Company Thrift (401(k)) Plan shares in the following amounts: Mr. Cossé—23,796 shares; Mr. Jenkins—2,784 shares; Mr. Eckart—11,037 shares; Mr. Fitzgerald—2,755 shares; Mr. Compton—5,713 shares; Ms. Hammock—729 shares
(2)	Includes shares held by spouse and other household members as follows: Mr. Deming—47,422 shares which are held solely by spouse; Mr. Kelley—35,791 shares owned jointly with spouse; Mr. Murphy—232,859 shares; Mr. Nolan—49,392 shares; Ms. Hammock—180 shares
(3)	Includes 943,068 shares held by trusts for the benefit of others for which Mr. Murphy is trustee or co-trustee, 631,650 shares held by a private foundation of which Mr. Murphy is President for which beneficial ownership is expressly disclaimed and 1,100,000 shares held by a limited partnership that is controlled by a limited liability company of which Mr. Murphy is a member. Mr. Murphy has beneficial interest in 224,840 of these shares. Mr. Murphy’s wife has a beneficial interest in 1,236 shares, for which beneficial ownership is expressly disclaimed.
(4)	Total includes 295,478 shares that are pledged as security.
(5)	Held as trustee for trust for Ms. Theus’ son.
(6)	Includes eleven directors, thirteen executive officers and one director/officer.

Murphy Oil Corporation	15

Security Ownership of Management (continued)

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors and executive officers and persons who beneficially own more than 10% of the Company’s Common Stock are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates. Based upon a review of the copies of the reports filed by the Company’s directors and executive officers pursuant to Section 16(a) of the Securities Exchange Act of 1934 and on representations from such reporting persons the Company believes that all such persons complied with all applicable filing requirements during fiscal 2015, except for the following late filings: i) on January 29, 2016, a late Form 5 was filed for Caroline G. Theus with respect to a gift transaction that occurred on September 6, 2014 and ii) on February 1, 2016, a late Form 5 was filed for R. Madison Murphy with respect to a gift transaction that occurred on December 8, 2014.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS AND CODE OF BUSINESS CONDUCT AND ETHICS

During 2015, the Company did not have any transactions with related persons required to be disclosed under Item 404(a) of Regulation S-K, and no such transactions are currently proposed. The Nominating & Governance Committee reviews ordinary course of business transactions with related parties, including firms associated with directors and nominees for director. The Company’s management also monitors such transactions on an ongoing basis. Executive officers and directors are governed by the Company’s Code of Business Conduct and Ethics, which provides that waivers may only be granted by the Board and must be promptly disclosed to stockholders. No such waivers were granted or applied for in 2015. The Company’s Corporate Governance Guidelines require that all directors recuse themselves from any discussion or decision affecting their personal, business or professional interests.

16	Murphy Oil Corporation

Proposal 2—Advisory Vote to Approve Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“the Dodd-Frank Act”) enables the Company’s stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. The Company has determined to submit Named Executive Officer compensation to an advisory (non-binding) vote annually. At the 2015 Annual Meeting, stockholders endorsed the compensation of the Company’s Named Executive Officers with over 97% of the votes cast supporting the proposal.

As described in detail under the heading “Compensation Discussion and Analysis,” the Company’s executive compensation programs are designed to attract, motivate, and retain the Named Executive Officers, who are critical to the Company’s success. Under these programs, the Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” along with the information in the compensation tables for additional details about the executive compensation programs, including information about the fiscal year 2015 compensation of the Named Executive Officers.

Stockholders are asked to indicate their support for the Named Executive Officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, stockholders are requested to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables and disclosures.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Executive Compensation Committee or the Board of Directors. The Board of Directors and the Executive Compensation Committee value the opinions of stockholders and to the extent there is a significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, the Executive Compensation Committee will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

Murphy Oil Corporation	17

Compensation Discussion and Analysis

BACKGROUND

Murphy Oil Corporation is an independent exploration and production (“E&P”) company with a portfolio of global offshore and onshore assets delivering oil-weighted production. Murphy produces oil and natural gas in the United States, Canada and Malaysia. The Company’s long-term strategy as an independent E&P company is focused on the following key priorities that management believes will drive value for its stockholders: (1) develop differentiated perspectives in underexplored basins and plays; (2) continue to be a preferred partner to national oil companies and regional independents; (3) provide balance to the global offshore business by developing unconventional onshore plays in North America; (4) develop and produce fields in a safe, responsible, timely and cost effective manner; and (5) achieve and maintain a sustainable, profitable, oil weighted portfolio.

This Compensation Discussion and Analysis (“CD&A”) provides stockholders with an understanding of the Company’s compensation philosophy, objectives, policies and practices in place during 2015, as well as factors considered by the Executive Compensation Committee of the Board of Directors (the “Committee”) in making compensation decisions for 2015. For your reference, the Company’s CD&A is outlined in the following sections:

EXECUTIVE SUMMARY

This CD&A focuses on the compensation of the Company’s Named Executive Officers (“NEOs”) listed below, whose compensation is set forth in the Summary Compensation table and other compensation tables contained in the proxy statement.

Name	Title
Roger W. Jenkins	President & Chief Executive Officer
John W. Eckart	Executive Vice President & Chief Financial Officer
Kevin G. Fitzgerald	Retired Executive Vice President & Chief Financial Officer
Walter K. Compton	Executive Vice President & General Counsel
Kelli M. Hammock	Senior Vice President, Administration
Keith S. Caldwell	Senior Vice President & Controller

On October 1, 2014, the Company announced the succession plan of the Executive Vice President and Chief Financial Officer, Kevin G. Fitzgerald. At that time, John W. Eckart was announced as Mr. Fitzgerald’s successor upon his retirement. Mr. Fitzgerald retired March 1, 2015 and Mr. Eckart was named Executive Vice President and Chief Financial Officer at that time. On February 4, 2015, Mr. Caldwell was named Senior Vice President and Controller effective March 1, 2015.

18	Murphy Oil Corporation

Compensation Discussion and Analysis (continued)

The Company’s compensation plans and practices are designed to align the financial interests of the above NEOs with the financial interests of its stockholders. To that end, NEOs are provided with a competitive base salary, an annual cash bonus opportunity based on the achievement of specific goals aligned with stockholder value creation and long-term incentives.

OUR 2015 OPERATIONAL AND FINANCIAL HIGHLIGHTS

Fiscal year 2015 presented a challenging and volatile commodity price environment. Despite this challenging environment, Murphy’s 2015 operational performance delivered consistent oil weighted production volumes and additions of proved reserves through the efficient allocation of capital, all while improving on the Company’s safety record. Achieving these key business objectives is fundamental to delivering returns for the Company’s stockholders over time. Murphy’s specific achievements in 2015 include:

PORTFOLIO

•	Grew total reserves achieving 123% reserve replacement ratio including acquisitions and divestitures. Excluding acquisitions and divestitures, the Company’s organic reserves replacement ratio was 154%.

•	The Company signed a farm-in agreement in Cuu Long Basin, offshore Vietnam.

MAJOR PROJECTS

•	Delivered 136 Eagle Ford Shale wells during 2015, with 648 operated wells at year-end.

•	Sarawak Gas recorded average daily gross production of 272 MMcfd.

•	Achieved first production at Dalmatian South #2 in the Gulf of Mexico.

FINANCIAL RESULTS

•	The Company reduced capital spending related to continued operations from a total of $3.8 billion in 2014 to $2.2 billion in 2015, while exceeding its reserve replacement goal during 2015.

•	Reduced lease operating expense dollars per barrel of oil equivalent (“BOE”) by over 18% year over year.

•	Reduced general and administrative expense by approximately 16% year over year.

SAFETY

•	The Company continued to improve on its strong safety record.

•	The actual total recordable incident rate (“TRIR”) of 0.28 for employees and contractors represents a 42% improvement year over year and exceeded the Company’s TRIR goal of 0.56 for the year.

•	The Company recorded an 80% reduction in lost time incidents for employees and contractors.

IMPACT OF 2015 COMPANY PERFORMANCE ON EXECUTIVE COMPENSATION

Murphy has structured its cash and equity-based compensation program to position approximately 90% of the CEO’s and 75%-80% of the other NEO’s target total direct compensation opportunity in at-risk compensation components tied to the achievement of short-and long-term performance criteria aligned with the Company’s business objectives. Short-term incentives are paid in the form of annual cash bonus opportunities tied to the achievement of specific performance goals aligned with stockholder value creation. Long-term incentives combine performance-based and time-based restricted stock units and stock options to provide a compensation opportunity aligned with the Company’s long-term stock performance, delivered through awards that are performance based in absolute and relative terms, while also encouraging retention.

Murphy Oil Corporation	19

Compensation Discussion and Analysis (continued)

ACTIONS RELATED TO 2015 PERFORMANCE

Base Salary	Annual Incentives	Long-Term Equity Incentives

• Froze Select Key Executive Salaries

Our base salaries are set to provide a fixed level of compensation for NEOs to have a reward for the day-to-day execution of primary duties and responsibilities.

Due to the lower commodity price environment and below expectations financial performance and returns to stockholders, the Company froze the base salaries of the CEO, EVP and General Counsel, and the SVP, Administration for the 2015 fiscal year.

During fiscal year 2015, John W. Eckart, was promoted to the position of EVP and Chief Financial Officer, and in recognition of this promotion and increase in responsibilities, was awarded an 11% increase in base salary.

In addition, during fiscal year 2015, Keith Caldwell was promoted to the position of SVP and Controller, for which he received a 13% increase in base salary.

• Exercised Negative Discretion on Annual Incentive Plan (“AIP”) Awards

The Murphy AIP is a performance-driven plan that is compliant with the requirements of a performance plan pursuant to Section 162(m) of the Internal Revenue Code. The plan, which establishes threshold, target, and maximum levels of financial, strategic, and operational goals within the first 90 days of the fiscal year, is formulaic in its application and only allows the Committee to adjust calculated awards by means of negative discretion.

For the fiscal year 2015, the AIP measured performance in the following areas:

• Safety (total recordable incident rate);

• EBITDA/BOE;

• Lease Operating Expense/BOE;

• Reserve Replacement; and

• Production (BOEPD)

Based upon the Company’s performance during fiscal year 2015, Murphy met or exceeded the performance goals in four of the five areas measured. The Company failed to achieve its threshold performance level of EBITDA/BOE, and the AIP formula for the NEO positions resulted in an earned performance score of 176.31% of target.

Because of the Company’s failure to achieve the EBITDA performance threshold and the Company’s overall disappointing return to stockholders in fiscal year 2015, the Committee exercised its negative discretion and made two substantive downward adjustments to AIP awards to NEOs.

• Reduced the NEOs awards from 176.31% to 141.05% of earned target, the same level of performance calculated for all other AIP participants.

• Further reduced NEO AIP awards by 50% to reflect the current stock price and oil price environment, yielding total negative discretion of 60% for NEO awards.

The result of these reductions is that each NEO received an AIP award for fiscal year 2015 that equaled 67% to 71% of his or her respective target bonus opportunity.

• No Performance Awards Earned for 2015

In February 2015, the Committee granted to the Company’s NEOs long-term equity incentive awards in three forms:

• Stock options with a 7-year term (25% of the total grant value);

• Time-based restricted stock units (25% of the total grant value); and

• Performance-based restricted stock units (50% of the total grant value).

At the time of grant, the Murphy share price was $49.65 (100% fair market value on the date of grant). All grants are awarded pursuant to the 2012 Company Long-Term Incentive Plan, and the Plan has a provision which caps the total number of shares which can be granted each year to all participants equal to 1% of the Company’s total common shares outstanding,

Stock options granted in 2015 will not vest and become exercisable until the second and third anniversaries of the grant date. The time-based restricted stock units will not vest until the third anniversary date of the grant date. Because neither the stock options nor time-based restricted stock units granted to NEOs in February 2015 have vested, none of the NEOs have realized value from these awards.

The performance-based restricted stock units granted to NEOs are earned based upon the Company’s total shareholder return (TSR) against that of its peer group of industry comparator companies as selected by the Committee. The measurement period for these grants is divided into four tranches, with 25% based on the first year’s performance, 25% based on the second year’s performance, 25% based on the third year’s performance, and 25% of the award based on the full three years’ performance. Each year, a new grant of performance-based restricted stock units is awarded, and the number of shares earned is calculated and determined at the conclusion of the third year. The 2013 grant of awards is payable to participants at the conclusion of the 2015 fiscal year, and based upon the Company’s relative TSR over the four measurement periods, participants earned 45.775% of the performance award granted at an average high and low stock price of $17.565.

20	Murphy Oil Corporation

Compensation Discussion and Analysis (continued)

ACTIONS RELATED TO 2015 PERFORMANCE (CONTINUED)

Base Salary	Annual Incentives	Long-Term Equity Incentives

The following provides a summary of the relative TSR performance results for fiscal year 2015 and the impact of such performance upon grants occurring in 2013, 2014, and 2015. Because the Company’s relative TSR for the 2013 awards was below the 25th percentile of its peer group in fiscal year 2015, no performance awards were earned or accrued for the 2015 performance year. The 2014 and 2015 grants of awards were compared to a different peer group than the 2013 awards. The 2014 and 2015 awards was above the 25th percentile and were earned and accrued for the 2015 performance year.

			2013 RSUs	2014 RSUs	2015 RSUs
		Year 1	113.10%	74.00%	50.60%
		Year 2	70.00%	50.60%	TBD
		Year 3	0.00%	TBD	TBD
		Cumulative Years 1-3	0.00%	TBD	TBD
		Total	45.775%	TBD	TBD

CEO COMPENSATION

In February 2015, the Committee reviewed Mr. Jenkins’ annual total direct compensation opportunity and determined that it would be appropriate, based on the current low oil price environment and general market conditions, to hold his base salary at its 2014 annual rate for 2015. The Committee positioned his targeted annual total direct compensation opportunity for 2015 at the median of the compensation peer group. As CEO, Mr. Jenkins’ compensation is higher than the compensation of the other NEOs. This difference in compensation is supported by the industry peer group benchmark data, which is substantially higher for the CEO role than for other NEO positions, and is indicative of the greater responsibility the CEO position entails for the strategic direction, financial condition, operating results and reputation of the Company.

OTHER NEO COMPENSATION

In February 2015, the Committee approved the recommendation from the CEO to hold base salaries flat for other NEOs. Mr. Eckart was promoted to Executive Vice President and Chief Financial Officer on March 1, 2015. Along with a base salary increase of 11%, his target annual bonus opportunity increased from 60% to 85%. In March 2015, the Company promoted Mr. Caldwell to the position of Senior Vice President and Controller. At that time, Mr. Caldwell’s base salary was increased by 13% and his annual bonus opportunity was increased from 45% to 55%.

STOCKHOLDER ENGAGEMENT

The Company values the feedback and insights that it receives from its stockholders through ongoing dialogue. At the 2015 Annual Meeting, a proposal seeking an advisory vote on executive compensation for the Company’s NEOs (see “Tabular Information for Named Executive Officers”) was submitted to stockholders. Stockholders endorsed the Company’s NEO compensation, with over 97% of the votes cast indicating approval.

Murphy Oil Corporation	21

Compensation Discussion and Analysis (continued)

COMPENSATION AND CORPORATE GOVERNANCE POLICIES – “What We Do” and “What We Don’t Do”

Murphy is committed to developing and implementing executive compensation and corporate governance policies which are directly aligned with the best interests of our stockholders. In this regard, we have adopted executive compensation practices which are considered to be “best practices” and which will ensure that we have put stockholder interests in the forefront. The following table lists the practices that Murphy has implemented which describe the best practices we have adopted as “What We Do” as well as a listing of practices identified as “What We Don’t Do” that we consider not to be aligned with our stockholders’ interests.

“What We Do”	“What We Don’t Do”

✓  Stock Ownership Guidelines—The Company has adopted director and officer stock ownership guidelines which state that directors are to own and hold Company shares equal in value to five times the director’s annual cash retainer within five years of commencing Board service, whereas officers of the Company or any of its operating subsidiaries are expected to own and hold a number of shares at least equal in value to a multiple of base salary, depending upon the officer’s position (5.0 times for the CEO, 2.5 times for EVPs, 2.0 times for SVPs, and 1.0 times for VPs).

✓  Pay for Performance—Murphy’s executive compensation program is driven by its pay for performance strategy and which is directly aligned with the achievement of Company business objectives, business strategies, and financial results. The Company has structured its executive compensation program such that more than 75% of a NEO’s direct compensation is in the form of variable compensation tied to Company performance through the annual incentive and long-term incentive compensation plans.

✓  Restrictive Pledging Policy—The Company has adopted corporate governance guidelines which apply to directors and officers. A director or officer may not pledge Company securities, including the purchasing of Company securities on margin or holding Company securities in a margin account, until he or she has achieved the applicable stock ownership target specified in the guidelines above. Once such stock ownership target has been achieved, such director or officer is permitted to pledge Company securities in compliance with applicable law (including disclosure of such pledging in the Company’s Proxy Statement as required by SEC regulations), as long as all stock owned to satisfy the applicable stock ownership target remains unpledged. Any pledging of shares should be disclosed to the Company in advance.

✓  No Hedging Policy—The Company has implemented corporate governance guidelines that state: “Directors, officers, and employees are prohibited from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds, or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s securities.”

✓  Limited Perquisites—The Company’s executive officers, including the NEOs, receive no perquisites or special executive benefits, unless such benefits serve a reasonable purpose, such as limited use of Company aircraft by the CEO.

✓  Clawback Provision—In connection with the Dodd-Frank Act, the Company has adopted a policy allowing for the recovering of incentive-based compensation under certain circumstances including a potential restatement of Company financial statements.

✓  Independent Compensation Advisor—The Executive Compensation Committee of the Board of Directors has retained the services of Pay Governance LLC as its independent advisor regarding executive compensation issues facing the Committee. The Committee retains the right to engage, retain, and/or terminate the services of its advisory consultant in its full discretion. Pay Governance LLC provides no other services to Murphy or the Committee beyond its executive compensation advisory services.

✓  Annual Stockholder Say-on-Pay Vote—Since the inception of the stockholder advisory vote regarding Say-on-Pay, Murphy has allowed for such a vote annually and has received a highly favorable (95% or higher) voting result each year.

X   No Employment Agreements—The Company does not have written employment agreements specifying compensation levels and practices for its NEOs or any Company employee. The only written agreement in effect is the Company’s change in control protection for its CEO in the CEO’s Severance Protection Agreement which is only operative in the event that the CEO is involuntarily terminated without cause or terminates for specified good reason following a change in control transaction.

X   No Tax Gross-Up Payments—The Company does not provide its CEO or other NEOs with tax gross-up payments for any form of executive compensation, including the change in control severance compensation for the CEO.

X   No Backdating of Stock Options—Murphy has never engaged in the practice of backdating stock options or other forms of equity compensation.

X   No Payment of Dividends on Unearned Performance Awards—With respect of unearned long-term performance awards measured or paid in Company stock, the grantee will not receive dividends pursuant to such granted awards until such stock is earned and/or paid.

22	Murphy Oil Corporation

Compensation Discussion and Analysis (continued)

INTRODUCTION

The Committee oversees and approves the compensation of the Company’s NEOs. The Committee currently consists of four members, all of whom have been determined by the Board to satisfy the independence requirements of the NYSE and the Company’s categorical independence standards. The Nominating & Governance Committee recommends nominees for appointment to the Committee annually and as vacancies or newly created positions occur. Committee members are appointed and approved by the Board and may be removed by the Board at any time. Members of the Committee during 2015 were Neal E. Schmale (Chair), T. Jay Collins, Walentin Mirosh and Jeffrey W. Nolan.

The Committee reviews and approves corporate goals and objectives relevant to the Chief Executive Officer and other NEO compensation and evaluates the CEO’s performance in light of these goals and objectives. Any decisions regarding the CEO’s compensation are made solely by the Committee based on that evaluation. For NEOs other than the CEO, the Committee considers the performance evaluations made by the CEO and the recommendations of the CEO.

The Committee administers and makes recommendations to the Board with respect to the Company’s incentive and equity-based compensation plans, and it reviews and approves awards granted under such plans.

As set forth in its charter, which can be found on the Company’s website, the Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or senior executive compensation and has the sole authority to approve the consultant’s fees and other retention terms. Advice and assistance from internal or external legal, accounting or other advisors is also available to the Committee. In 2015, the Committee retained Pay Governance LLC as an independent compensation consultant. All Pay Governance invoices were approved by the Committee’s Chair prior to payment. In its role as an advisor to the Committee, Pay Governance attended three Committee meetings and provided the Committee with objective and expert analyses, independent advice and information with respect to executive and director compensation. Pay Governance does not provide any other consulting services to the Committee or to the Company, other than those dealing with executive compensation and the compensation of non-employee directors. The Committee periodically evaluates the performance and independence of Pay Governance. In 2015, Pay Governance delivered a letter to the Committee that provided full disclosure relating to Pay Governance LLC’s relationship to the Company, taking into account the SEC’s Consultant Independence Factors and Pay Governance’s Independence Policy. The Committee has determined that there are no business or personal relationships between Pay Governance and the members of the Committee or the Company’s executive officers that may create a conflict of interest impairing Pay Governance’s ability to provide independent objective advice to the Committee.

Pay Governance provides the Committee with, among other things, an analysis of trends and compensation data for general industry, the oil and gas industry and a select group of comparator companies within the oil and gas industry. In 2015 the Committee used two separate peer groups in designing the compensation programs for the Company: the compensation peer group and the TSR peer group.

In late 2015, as well as in early 2016, the Committee conducted a detailed assessment of the peer group compositions. In February 2016, the Committee ultimately concluded that bifurcating the peer group into a separate group of companies which have more complex global operations with commensurate employee skill sets are those types of organizations with which Murphy competes for executive and management talent and are more appropriate for compensation benchmarking purposes. However, the Committee further determined that ConocoPhillips had grown to a size and scope of operations that far exceeded the magnitude of Murphy’s operations, and that Encana Corporation was a more appropriate comparator company for inclusion within Murphy’s peer group. Therefore, for 2016, the Committee has removed ConocoPhillips from the Murphy peer comparison and benchmarking process and replaced ConocoPhillips with Encana Corporation in both the full TSR peer group and the compensation comparator group. The table below sets forth the 2015 historical and 2016 recommended peer groups for Murphy.

Company Name	2015 Compensation Peer	2015 TSR Peer	2016 Compensation Peer	2016 TSR Peer
Anadarko Petroleum	X	X	X	X
Apache	X	X	X	X
Cabot Oil & Gas		X		X
Chesapeake Energy	X	X	X	X
Cimarex Energy		X		X
ConocoPhillips	X	X
Devon Energy	X	X	X	X
Encana Corporation			X	X
EOG Resources	X	X	X	X
Hess	X	X	X	X
Marathon Oil Corporation	X	X	X	X
Newfield Exploration		X		X
Noble Energy	X	X	X	X
Pioneer Natural Resources	X	X	X	X
Range Resources		X		X
Southwestern Energy		X		X
Whiting Petroleum		X		X

Murphy Oil Corporation	23

Compensation Discussion and Analysis (continued)

In addition to comparator company information, the Committee uses Mercer Human Resource Consulting Energy 27 survey information to determine competitive market pay levels for the NEOs. The Committee also reviews a special analysis of the competitive pay levels of the Company’s compensation peer group in establishing pay levels for the CEO and NEOs.

The Committee generally takes action on compensation matters, including the grant of long-term incentive awards, at its meeting held in conjunction with the February Board meeting. The exercise price of stock options is based on the average of the high and the low market price for the Company’s shares on the date of grant. At this meeting the Committee also considers adjustments to NEO base salary, annual incentive bonus opportunities and grants of long-term incentive awards. The Committee also meets at other times during the year as necessary and, in 2015, met three times. A copy of the Committee’s charter can be found on the Company’s website, http://ir.murphyoilcorp.com/phoenix.zhtml?c=61237&p=irol-govHighlights.

GUIDING PRINCIPLES

The Committee bases its executive compensation decisions on principles designed to align the interests of executives with those of stockholders. The Committee intends compensation to provide a direct link with the Company’s objectives, business strategies and financial results. In order to motivate, attract and retain key executives who are critical to its long-term success, the Company believes that its pay package should be competitive with others in the oil and gas industry. In addition, the Company believes that executives should be rewarded for both the short-term and long-term success of the Company and, conversely, be subject to a degree of downside risk in the event that the Company does not achieve its performance objectives. In order to promote the long term, as well as short-term interests of the Company, and to more closely align the interests of its key employees to those of its stockholders, the Company uses a mix of short-term and long-term incentives in its compensation packages. Individuals in primary positions to influence the growth of stockholder wealth have larger portions of their total compensation delivered in the form of equity-based long-term incentives. To this end, executives have a compensation package which includes a base salary, participation in a cash-based annual incentive plan, participation in an equity-based long-term incentive plan and certain other compensation, including customary benefits as discussed in Section D of Elements of Compensation. In addition, the compensation package for the CEO includes limited personal use of Company aircraft. The Company believes that this combination of base salary, short-term incentives, long-term incentives and other employee benefits provides the best balance between the need for the Company to provide executive compensation which is competitive in the marketplace and therefore necessary for recruiting and retention, and the desire to have management’s interests, motivations and prosperity aligned with the interests of the Company’s stockholders.

The Company had no employment agreements with the NEOs in effect in 2015. In connection with his appointment to President and CEO, Mr. Jenkins has a Severance Protection Agreement dated August 7, 2013. The Company had no other severance protection, change in control or termination agreements with the NEOs in effect in 2015. Under the terms of the Company’s incentive plans, in the event of a change in control, each NEO would retain his “earned” compensation and all outstanding equity awards held by each NEO would vest, become immediately exercisable or payable, or have all restrictions lifted as may apply to the type of the award. Entry into employment or other agreements with the NEOs may be considered from time to time.

At the Company’s Annual Meeting of stockholders held on May 13, 2015, the Company’s stockholders had the opportunity to cast an advisory vote (a “say-on-pay” proposal) to approve the compensation of the NEOs, as disclosed in the Proxy Statement for the meeting. Stockholders approved the say-on-pay proposal by the affirmative vote of over 97% of the shares cast on that proposal. While the Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation during 2014, and therefore did not materially change the overall approach to executive compensation in 2015, the Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs.

At the 2011 Annual Meeting, the Company’s stockholders had the opportunity to cast an advisory vote (a “say-on-frequency” proposal) on how often the Company should include a say-on-pay proposal in its proxy statements for future annual meetings. Stockholders had the choice of voting to have the say-on-pay vote every year, every two years or every three years. The frequency receiving the highest number of votes was every year. In accordance with this vote, the Board decided to hold the say-on-pay advisory vote every year.

The Committee generally seeks to structure executive compensation in a tax efficient manner. The 2012 Annual Incentive Plan (the “2012 Plan”), the proposed 2017 Annual Incentive Plan (the “2017 Plan”) and the 2012 Long-Term Incentive Plan (the “2012 LTI Plan”) are intended to provide performance-based compensation that is deductible under Section 162(m) of the Internal Revenue Code. The Committee has not elected to adopt a policy requiring compensation to be tax deductible to maintain flexibility in structuring executive

24	Murphy Oil Corporation

Compensation Discussion and Analysis (continued)

compensation to attract highly qualified executive talent and to further our business goals and compensation philosophy.

RISK EVALUATION

In order to monitor the risk associated with executive compensation, in October 2015, the Committee reviewed a report from Pay Governance assessing the risks arising from the Company’s compensation policies and practices. The Committee agreed with the report’s findings that these risks were within the Committee’s ability to effectively monitor and manage and the programs do not encourage unnecessary or excessive risk-taking and do not create risks that are reasonably likely to have a material adverse effect on the Company.

ELEMENTS OF COMPENSATION

The Company’s executive compensation program includes a base salary, participation in an annual cash-based incentive plan, long-term incentive compensation, employee benefits and limited perquisites. The Committee believes that a majority of an executive officer’s total direct compensation opportunity should be performance-based. The Committee determines an executive’s total direct compensation opportunity based on compensation peer company information and survey data provided by Pay Governance to ensure the program is competitive with the compensation peer group in order to attract and retain talented executives.

The elements of the Company’s executive compensation program are outlined herein.

A.     Base Salary

The objectives of the base salary component of compensation include:

1)	to provide a fixed level of compensation to reward the executive for day-to-day execution of primary duties and responsibilities;

2)	to assist the Company in the attraction and retention of a highly skilled competitive team by paying base salaries competitive with those paid by the Company’s compensation peer group; and

3)	to provide a foundation level of compensation upon which incentive opportunities can be added to provide the motivation to deliver superior performance.

The Company targets the median (“50th percentile”) of competitive market pay levels for the base salary of the NEOs. The Company targets the 50th percentile because it believes that it allows the organization to recruit, attract, and retain qualified management talent having the requisite skills and competencies to manage the Company and to deliver additional value for stockholders. In practice, some executives are paid above or below the 50th percentile because of their individual job performance, time in the position, and/or tenure with the Company, and in some cases, potential for advancement. Executives’ salaries are ultimately determined based on the market pay levels, as well as a combination of experience, duties and responsibilities, individual performance, Company performance, general economic conditions and marketplace compensation trends. The Committee made adjustments to the base salaries of its Named Executive Officers in 2015 as follows:

Named Executive Officer	2014 Base Salary	2015 Base Salary	Adjustment for 2015
Roger W. Jenkins	$1,300,000	$1,300,000	0%
John W. Eckart*	$463,000	$515,000	11%
Kevin G. Fitzgerald	$676,000	$676,000	0%
Walter K. Compton	$541,000	$541,000	0%
Kelli M. Hammock	$385,000	$385,000	0%
Keith S. Caldwell*	$340,990	$385,000	13%
*	Mr. Eckart was elected to the position of Executive Vice President & Chief Financial Officer effective March 1, 2015 and Mr. Caldwell was elected to the position of Senior Vice President & Controller effective March 1, 2015.

B.     Annual Incentive Plan

The objectives of the Company’s annual incentive program are:

1)	to provide cash-based incentive compensation linked to Company performance to those officers, executives, and key employees who contribute significantly to the growth and success of the Company;

2)	to attract and retain individuals of outstanding ability;

3)	to align the interests of those who hold positions of major responsibility in the Company with the interests of the Company’s stockholders; and

4)	to promote excellent operational performance by rewarding executives when they achieve it.

The Committee targets the median of competitive market pay levels for its annual target incentive compensation because the Committee believes it allows the Company to retain and motivate its executives. Executives have the opportunity to be compensated above the median of market pay levels when the Company has above market performance based on established performance measures. In February 2015, the Committee reviewed an analysis of the top executives prepared by Pay Governance. Mr. Eckart’s and Mr. Caldwell’s target bonus opportunities were increased on March 1, 2015. For 2015, the target bonus percentages of the Company’s NEOs fall at the median of the competitive market.

Murphy Oil Corporation	25

Compensation Discussion and Analysis (continued)

The Company’s current cash-based annual incentive plan, the 2012 Plan, was approved by stockholders at the 2012 annual meeting. Amounts earned under the 2012 Plan are intended to qualify as tax-deductible “performance-based” compensation under Section 162(m) of the Internal Revenue Code (the “Code”). The 2012 Plan provides the Committee with a list of performance criteria to be used for determination of performance-based awards. The amounts to be earned under the proposed 2017 Plan are intended to qualify as tax-deductible “performance-based” compensation under Section 162(m) of the Code. The 2017 Plan provides the Committee with a list of performance criteria to be used for determination of performance-based awards.

For 2015, the performance criteria utilized by the Committee included a mixture of a safety performance metric, financial metrics, and operating metrics designed to work across the Company.

2015 Performance Criteria
Safety: Total Recordable Incident Rate	The health and safety of the Company’s employees and contractors is important to the Company. Inclusion of safety as a metric is a reminder that it is a priority of the Company to return both employees and contractors home safely after each work assignment.
Financial: EBITDA/BOE(1) Lease Operating Expense (“LOE”/BOE)	These financial goals focus on financial discipline and encourage employees to manage costs relative to gross margins and the commodity price environment.
Operational: Reserves Replacement Production (BOEPD)(2)	The primary business objectives for an exploration and production company are to find oil and gas reserves at a competitive cost while generating economic value for its stockholders and assuring that reserves are prudently converted into production and ultimately cash flow. Including specific operational goals on reserve additions (excluding price revisions, acquisitions and divestitures) and production volumes provides a direct line of sight for the Company’s employees of their impact in the Company’s operational success.
(1)	A barrel of oil equivalent (BOE) is a term used to summarize the amount of energy that is equivalent to the amount of energy found in a barrel of crude oil.
(2)	Barrels of oil equivalent per day (BOEPD) is a term that is used in conjunction with the production or distribution of oil. One barrel of oil is generally deemed to have the same amount of energy content as 6,000 cubic feet of natural gas.

With respect to the NEOs, the following table summarizes the performance metrics, respective weighting of performance metrics and weighted performance scores based on actual performance, used in determining their respective annual incentive awards for 2015. The targets for performance metrics were primarily based on historical data, budgets and forecasts. Under the terms of the 2012 Plan, achievement of 100% of the target rate results in the payment of 100% of individual target awards. For NEOs, achievement of the minimum of the performance range results in the payment of 62.5% of individual target awards and achievement of the maximum results in the payment of 250% of individual target awards, in each case subject to a discretionary downward adjustment by the Committee of up to 100%. Upward adjustments are not permitted for NEOs and no awards are payable if performance falls below the minimum.

	2015 AIP Metrics and Results
Metric	Threshold	Target	Maximum	Actual Results	Payout Achieved (%)	Weighting	Result
Total Recordable Incident Rate	0.84	0.56	0.00	0.28	187.50%	10.00%	18.75%
EBITDA/BOE	$15.38	$16.19	$17.81	$12.38	0.00%	15.00%	0.00%
LOE/BOE	$11.08	$10.55	$9.50	$9.21	250.00%	15.00%	37.50%
Reserves Replacement	90.00%	100.00%	140.00%	154.00%	250.00%	30.00%	75.00%
Production (BOEPD)	176,712	196,347	235,616	204,267	150.21%	30.00%	45.06%
Total							176.31%

26	Murphy Oil Corporation

Compensation Discussion and Analysis (continued)

Negative discretion in the amount of 60% was applied to each NEOs’ earned award, resulting in the actual payouts set forth below:

Named Executive Officer	2015 Base Salary Earnings	Target Bonus as a Percentage of Base Salary Earnings*	Earned Award (at % of Target)	Negative Discretion Applied	Actual Amount Awarded
Roger W. Jenkins	$1,300,000	135%	$3,094,285	60%	$1,237,714
John W. Eckart *	$506,333	85%	$724,806	60%	$289,922
Kevin G. Fitzgerald	$112,667	85%	$168,849	60%	$67,539
Walter K. Compton	$541,100	65%	$620,003	60%	$248,001
Kelli M. Hammock	$385,000	55%	$373,342	60%	$149,337
Keith S. Caldwell*	$377,655	55%	$356,209	60%	$142,483
*	In connection with his election to Executive Vice President & Chief Financial Officer, the bonus target for Mr. Eckart was increased from 60% to 85% effective March 1, 2015. In connection with his election to Senior Vice President & Controller, the bonus target for Mr. Caldwell was increased from 45% to 55% effective March 1, 2015.

C. Long-term Incentive Compensation

The objectives of the Company’s long-term incentive program include:

1)	to align executives’ interests with the interests of stockholders;

2)	to reinforce the critical objective of building stockholder value over the long term;

3)	to assist in the long-term attraction, motivation, and retention of an outstanding management team;

4)	to complement the short-term performance metrics of the 2012 Plan; and

5)	to focus management attention upon the execution of the long-term business strategy of the Company.

Long-term incentive NEO compensation for 2015 included the grant of fixed-price stock options, time-based restricted stock units and performance-based restricted stock units under the Company’s 2012 LTI Plan. Stock options are designed to align the interests of executives with the performance of the Company over the long term. The exercise or grant price of fixed-priced stock options equals the average of the high and the low of the Company’s common stock on the date of the grant. Fixed-price stock options are inherently performance-based because option holders realize no economic benefit unless the Company’s stock price increases in value subsequent to the grant date. This aligns the optionees’ interests with that of stockholders. The vesting of performance-based restricted stock units is based upon the Company’s TSR relative to that of the TSR peer group (as described above).

On February 3, 2015, the Committee granted equity awards pursuant to the 2012 LTI Plan to each of the NEOs at that time. The value was split 50% in performance-based restricted stock units, 25% in stock options and 25% in time-based restricted stock units on an expected value basis. The Committee believes these awards are effective and appropriate methods of equity compensation. Stock options are particularly effective at aligning the interests of management and stockholders, but results can be skewed by movements in the stock market as a whole. Conversely, performance unit awards’ value is largely based on the Company’s performance relative to that of its peers, but does not necessarily equate with shareholder return.

Murphy Oil Corporation	27

Compensation Discussion and Analysis (continued)

The Company generally targets the median of competitive market pay levels for the annual grant value of long-term incentive compensation. When determining the size of the equity-based awards to the executives and the total number of shares available for equity-based award grants for all management employees for the fiscal year, the Committee considers survey data provided by the Committee’s compensation consultant, internal equity, and individual performance, as well as the proportion of the total shares outstanding used for annual equity-based award grants and the potential dilution to the Company’s stockholders. In 2015, the Company made long-term incentive grants to the NEOs using grant guidelines developed from competitive data provided by the Committee’s independent compensation consultant. These guidelines, developed by the Committee’s independent consultant from the Mercer Human Resource Consulting Energy 27 Survey, were constructed around the 50th percentile (median) competitive data. Total grants to all 2012 LTI Plan participants made in 2015 equaled 0.95% of the Company’s outstanding shares. NEO grants were as follows:

Named Executive Officer	Number of Stock Options	Number of Time-Based Restricted Stock Units	Number of Performance- Based Restricted Stock Units
Roger W. Jenkins	220,000	51,000	101,000
John W. Eckart	41,000	9,000	19,000
Kevin G. Fitzgerald	—	—	—
Walter K. Compton	43,000	10,000	20,000
Kelli M. Hammock	22,000	5,000	10,000
Keith S. Caldwell	22,000	5,000	10,000

The Company has never engaged in the process of backdating stock options and does not intend to do so in the future. The exercise price for all stock options is equal to the fair market value (average of daily high and low) on the date of the grant.

The Company’s stock option awards granted from 2006 onward provide for payment of the aggregate exercise price to be automatically net settled in stock, which reduces dilution. Thus upon exercise, shares having an aggregate fair market value equal to both the exercise price and the amount of statutory minimum withholding taxes are withheld by the Company, and only net shares are delivered to the holder of the option. The Company’s stock options, all of which are non-qualified, vest in two equal installments on the second and third anniversaries of the grant date, and unless otherwise forfeited or exercised, expire seven years from the date of the grant.

Time-based restricted stock units awarded in 2015 vest on the third anniversary of the grant date. Dividend equivalents are accumulated during the performance period and pay out only if the underlying units vest and are earned. Holders of time-based restricted stock units do not have any voting rights.

Performance-based restricted stock units awarded in 2015 will be eligible to vest in three years based on how the Company’s TSR compares to the TSR of an index of the comparator group of energy companies (identified above). The 2015 performance unit awards contain four equally weighted measurement periods: year 1; year 2; year 3; and years 1-3 combined. Achievement of the 50th percentile TSR of the TSR peer group is required for vesting and payment of 100% of the target performance-based restricted stock units awarded, achievement of the 90th percentile TSR of the TSR peer group is required for vesting and payment of 150% of the target performance-based restricted stock units awarded, and achievement of the 25th percentile TSR of the TSR peer group is required for the vesting and payment of 50% of the target performance-based restricted stock units awarded. A prorated percentage of performance-based restricted stock units can vest and be paid for performance between the 25th and 90th TSR percentiles. No payment is made for achievement below the 25th percentile TSR of the TSR peer group. Dividend equivalents are accumulated during the performance period and pay out only to the extent that the underlying units vest and are earned. Holders of performance-based restricted stock units do not have any voting rights.

Fixed-price stock options and performance-based restricted stock units granted under the 2012 LTI Plan are intended to qualify as tax-deductible “performance-based” compensation under Section 162(m) of the Code. Time-based restricted stock units, which are time-based awards, do not quality as performance-based compensation pursuant to Section 162(m). As noted above, the Committee currently uses three principal forms of long-term incentive compensation: fixed-price stock options, time-based restricted stock units and performance-based restricted stock units. While the Committee expects to continue to use these same three principal forms of equity-based incentives going forward, it is possible that the Committee may adopt a different long-term incentive compensation strategy in future years in response to changes in the competitive marketplace,

28	Murphy Oil Corporation

Compensation Discussion and Analysis (continued)

regulatory actions, and/or changes to business strategy. In order to provide for flexibility going forward, the 2012 LTI Plan provides possible alternative long-term equity incentive vehicles in addition to stock options and restricted stock units, including stock appreciation rights, performance shares, phantom units, dividend equivalents, and other stock-based incentives. The 2012 LTI Plan includes a list of other performance criteria that could be used for determination of performance-based awards.

A reconciliation of the 2012 LTI Plan number of shares available for future grants was performed during February 2016 and at the time it was determined that forfeitures had not been included in the calculation of shares available for future grants of Full Value Awards. As of December 31, 2014, the reconciled number of shares available for future grants of Full Value Awards under the 2012 LTI Plan was 3,456,520. During 2015, the Company granted 688,400 shares as Full Value Awards. As of December 31, 2015, the number of shares available for future grants of Full Value Awards under the 2012 LTI Plan was 2,851,314.

D. Employee Benefits and Perquisites

The objectives of the Company’s employee benefits and perquisites program are:

1)	to provide an employee benefit package with the same level of benefits provided to all Company employees which is competitive within the Company’s industry sector;

2)	to offer executives indirect compensation which is efficient and supplemental to their direct compensation to assist with retirement, health, and welfare needs for individuals and their families; and

3)	to provide only limited benefits to selected executives as deemed appropriate under the circumstances.

The Company’s executives are provided usual and customary employee benefits available to all employees. These include thrift savings (401(k)), life insurance, accidental death and dismemberment insurance, medical/dental insurance, vision insurance, long-term disability insurance, and a Company-sponsored pension plan. Effective with the spin-off of

Murphy’s former U.S. retail marketing operation, Murphy USA Inc. (MUSA) on August 30, 2013, significant modifications were made to the U.S. defined benefit pension plan. Certain Company employees’ benefits under the U.S. plan were frozen at that time. No further benefit service will accrue for the affected employees; however, the plan will recognize future earnings after the spin-off. In addition, all previously unvested benefits became fully vested at the spin-off date. For those affected active employees of the Company, additional U.S. retirement plan benefits will accrue in future periods under a cash balance formula. The NEOs are excluded from the Company’s Employee Stock Purchase Plan (the “ESPP”) because they are eligible for long-term stock incentives and the ESPP was established as a vehicle for employees to acquire stock.

Tax regulations adversely affect certain highly compensated employees by restricting their full participation in qualified pension and defined contribution (thrift) plans. In an effort to provide the same level of retirement benefit opportunity for all employees, the Company maintains a Supplemental Executive Retirement Plan (the “SERP”). The purpose of the SERP is to restore pension plan and thrift plan benefits which are not payable under such plans because of certain specified benefit and compensation limitations under tax regulations. The benefit to the Company of this arrangement is the retention and long-term service of employees who are otherwise unprotected by employment contracts. The SERP is unfunded and is subject to general credit of the Company. Other than the SERP, the Company does not offer a deferred compensation alternative to the NEOs. The Committee also provides to Mr. Jenkins a maximum of 50 flight hours in the continental United States on Company aircraft as part of his total compensation package. Out of the 50 approved flight hours, Mr. Jenkins’ utilized 38 hours with an aggregate incremental cost to the Company of $118,820, as reported in the 2015 Summary Compensation Table. The Standard Industry Fare Level rate was used to determine the income reportable to Mr. Jenkins for these trips, and the Company has not provided any tax gross-up or other tax assistance with respect to the income recognized for use of the Company aircraft.

Murphy Oil Corporation	29

Compensation Discussion and Analysis (continued)

ACTIONS RELATED TO 2016 COMPENSATION

At its meeting on February 2, 2016, the Committee met to discuss executive compensation issues reflecting the Company’s 2015 performance results and executive pay matters for fiscal year 2016. In light of the lower commodity price conditions and market pressures on the Company’s share price, the Committee reviewed and analyzed the Murphy executive compensation program as well as considered the past year’s performance and proper positioning of compensation opportunities for fiscal year 2016. The Committee executed actions at its early February 2016 meeting reflecting this lower environment. Key decisions and actions related to 2016 executive compensation reached by the Committee include:

No Base Salary Adjustments

Base salaries for 2016 for the NEOs and all other officers of the Company were frozen at their current 2015 base salary rates. There were no adjustments to the base salary for any NEO, nor was there any other adjustment to base compensation for any officer of the Company for the 2016 performance year.

Downward Adjustments to Annual Bonuses for 2015, Rigorous Performance Goals for 2016

As previously discussed, the Committee exercised its negative discretion in adjusting annual cash payments under the AIP for NEOs for 2015 bonuses, which were payable in the first quarter of 2016. These downward adjustments included an across-the-board cut by 60% for all earned awards to the NEOs and all other AIP participants in recognition of the Company’s disappointing earnings performance in 2015 due to low commodity pricing environment even though the Company met or exceeded all of its 2015 operational, safety, and strategic performance goals. In aggregate, the Company paid total bonus awards for 2015 performance for all employees, including the NEOs and other AIP participants, equal to approximately $22,700,000, as compared to the prior performance year’s aggregate payment of approximately $41,600,000. This reflects a reduction in total Company bonus payments of 45.4%. The Committee did not adjust any target incentive opportunities (expressed as a percentage of base salary) for any NEO or other AIP participant for 2016. In addition, the Committee approved rigorous and stretch performance goals for the 2016 AIP plan year which reflect the Company’s business plans and budgets. For 2016, the Company added an additional performance metric to the AIP of measuring liquid hydrocarbon spills which is a key environmental concern.

Reduced Value of 2016 Long-Term Incentive Grants for Management

The Committee approved long-term incentive grants to the NEOs and all other long-term incentive plan participants for 2016. The Committee awarded grants in the same form as the 2015 grants: 50% of value in the form of performance-based restricted stock units; 25% of value in the form of fixed-price stock options; and 25% of value in the form of time-based restricted stock units. Due to the significant decline in share price from the date of grant in 2015 ($48.12) to the stock price for 2016 grants ($20.03), the Committee elected to award the same absolute number of shares for the 2016 grants for each NEO and all other participants as to the number of shares granted in 2015. This decision resulted in the Company granting the same number of shares as 2015 resulting in, an approximate 58% decrease in the value of the awards at the date of the 2016 grants. The value of all grants in 2016 (both stock and cash-based phantom awards) is approximately $28,950,000, which represents an approximately $37,855,000 reduction in long-term incentive value from the value of long-term awards granted in 2015 of approximately $66,805,000. In the judgment of the Committee, this grant strategy fairly addressed the significant decline in share price and still provided management with an opportunity to earn competitive long-term award values.

Reduced Value of Board of Directors’ Equity Grants

The Board of Directors compensation package has been reduced for 2016 as a further reflection of the lower commodity pricing market and decline in Company financial performance. The Committee elected to reduce the value of the directors’ annual equity grant from $200,000 to $150,000 for 2016. This action results in a 25% reduction in equity compensation for each director for 2016.

Modification to Company Peer Group

Also, as noted earlier, a decision was reached to modify the peer group comparison process for 2016 by eliminating ConocoPhillips from both the TSR performance and compensation peer groups and adding Encana Corporation as a replacement company in both peer groups. The Committee believes that Encana is a much better match to size, scope, and type of operations that Murphy deploys for purposes of benchmarking performance and executive compensation.

30	Murphy Oil Corporation

Compensation Discussion and Analysis (continued)

The Committee expects that these actions regarding 2016 compensation for NEOs and other key Company personnel will better position the Company moving forward and will result in better alignment with stockholder expectations regarding pay for performance. In the table below, we have presented the total direct compensation for our CEO, Roger Jenkins, for each year beginning in 2013 and including his 2016 compensation. This table reports base salary, actual bonus earned and paid, and the fair value of long-term incentive compensation year-by-year. The reported compensation for Mr. Jenkins for 2016 includes his base salary rate, target annual bonus (actual bonus will not be determined until February 2017 based upon Company performance during 2016), and long-term incentive grants (fair value) awarded in February 2016. Should Mr. Jenkins earn a target bonus for 2016 performance, his total compensation opportunity for 2016 will have decreased in value by $5,074,077 (42%) from its 2015 value.

Name	Year	Base Salary	Annual Bonus		Long-Term Incentives	Total Direct Compensation
Roger W. Jenkins(1)	2016	$1,300,000	$1,755,000	(2)	$4,014,760	$7,069,760
	2015	$1,300,000	$1,237,714		$9,606,123	$12,143,837
	2014	$1,295,833	$2,200,000		$6,825,240	$10,321,073
	2013	$1,064,583	$1,900,000		$6,712,501	$9,677,084
(1)	Information reflects actual base salary, actual bonus earned and paid (except for 2016), and the fair value of long-term incentive grants awarded annually. The Summary Compensation Table will not disclose any of the 2016 compensation information reported above.
(2)	The 2016 bonus is the target bonus for Mr. Jenkins; actual bonus earned for 2016 will not be determined until February 2017 based upon Company performance during fiscal year 2016.

Target versus Realizable Compensation Chart

The “Target” bars represent Mr. Jenkins’ base salary, target AIP opportunity and the grant-date target value of his LTIP awards for 2013, 2014, 2015 and 2016. The “Realizable” bars represent each year’s base salary paid, AIP earned and paid, and the value of those LTIP awards as of December 31, 2015.

The Company recognizes the collapse in oil prices created a challenging environment for the Murphy organization and its stockholders, and the Committee believes that its recent decisions and adjustments to executive compensation will better position the organization for aligning pay with performance in fiscal year 2016.

Murphy Oil Corporation	31

Compensation Discussion and Analysis (continued)

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on the review and discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

EXECUTIVE COMPENSATION COMMITTEE

Neal E. Schmale (Chair)

T. Jay Collins

Walentin Mirosh

Jeffrey W. Nolan

32	Murphy Oil Corporation

Executive Compensation

Tabular Information for Named Executive Officers

Further information with respect to the individuals who served as the Company’s Principal Executive Officer, Principal Financial Officer and the three other most highly compensated executive officers serving at the end of the last completed fiscal year is set forth in the following tables:

2015 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Roger W. Jenkins	2015	1,300,000	—	7,192,723	2,413,400	1,237,714	1,742,060	197,720	14,083,617
President and Chief Executive Officer	2014	1,295,833	—	5,284,440	1,540,800	2,200,000	2,204,998	252,497	12,778,568
	2013	1,064,583	—	3,088,776	3,623,725	1,900,000	334,320	133,483	10,144,887

John W. Eckart(5)	2015	506,333	—	1,323,437	449,770	289,922	52,062	31,280	2,652,804
Executive Vice President and Chief Financial Officer	2014	—	—	—	—	—	—	—	—
	2013	447,367	—	1,451,844	619,752	464,184	123,560	27,682	3,134,389

Kevin G. Fitzgerald	2015	162,067	—	—	—	67,539	92,235	6,910	328,751
Retired Executive Vice President and Chief Financial Officer	2014	673,833	—	1,321,110	385,200	734,305	2,854,480	41,564	6,010,492
	2013	646,390	—	1,048,320	1,201,560	950,143	310,234	39,623	4,196,270

Walter K. Compton(6)	2015	541,000	—	1,419,360	471,710	248,001	(25,556)	33,360	2,687,875
Executive Vice President and General Counsel	2014	538,108	—	1,027,530	295,320	405,199	1,401,045	33,421	3,700,623
	2013	—	—	—	—	—	—	—	—

Kelli M. Hammock(7)	2015	385,000	—	709,680	241,340	149,337	(4,233)	24,000	1,505,124
Senior Vice President	2014	—	—	—	—	—	—	—	—
	2013	—	—	—	—	—	—	—	—

Keith S. Caldwell(7)	2015	377,665	—	709,680	241,340	142,483	128,105	35,929	1,635,202
Senior Vice President and Controller	2014	—	—	—	—	—	—	—	—
	2013	—	—	—	—	—	—	—	—

(1)	The restricted stock unit awards are shown at grant date fair value as computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates, as more fully described in Note J to the consolidated financial statements included in the 2015 Form 10-K report. Performance-based restricted stock unit awards are subject to performance-based conditions and are forfeited if the grantee’s employment terminates for any reason other than retirement, death or full disability. The performance-based restricted stock unit awards vest three years from the date of grant if performance conditions are met. Time-based restricted stock unit awards vest three years from the date of grant and are forfeited if the grantee’s employment terminates for any reason other than retirement, death or full disability. There is no assurance that the value realized by the executive will be at or near the value included herein.
(2)	The stock option awards are shown at grant date fair value as computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates, as more fully described in Note J to the consolidated financial statements included in the 2015 Form 10-K report. Options granted generally vest in two equal installments on the second and third anniversaries of the grant date. The options are exercisable for a period of seven years from the date of grant. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by the executive will be at or near the value included herein.
(3)	Non-Equity Incentives were awarded and paid after the end of the year in which they are reported. Because these payments related to services rendered in the year prior to payment, the Company reported these incentives as a component of compensation expense in the year for which the award was earned.
(4)	The total amounts shown in this column for 2015 consist of the following:
Mr. Jenkins $78,000—Company contributions to defined contribution plans; $900—benefit attributable to Company-provided term life insurance policy;
$118,820—Company airplane usage based on aggregate incremental cost to the Company. The aggregate incremental cost to the Company for airplane usage is calculated by multiplying, for each trip, the statutory miles for each trip times the 12-month average direct cost per statutory mile for the airplane used. The direct costs utilized in the calculation include: travel expenses for the aviation crew, communications expenses, landing fees, fuel and lubrication, contract maintenance and repairs, and the provision allocated for the overhaul of the engines.
Mr. Eckart: $30,380—Company contributions to defined contribution plans; $900—Benefit attributable to Company-provided term life insurance policy.
Mr. Fitzgerald: $6,760—Company contributions to defined contribution plans; $150—Benefit attributable to Company-provided term life insurance policy.
Mr. Compton: $32,460—Company contributions to defined contribution plans; $900—Benefit attributable to Company-provided term life insurance policy.
Ms. Hammock: $23,100—Company contributions to defined contribution plans; $900—Benefit attributable to Company-provided term life insurance policy.
Mr. Caldwell: $22,660—Company contributions to defined contribution plans; $900—Benefit attributable to Company-provided term life insurance policy;
$12,369—Benefit attributable to Company relocation allowances.
(5)	Mr. Eckart was not a Named Executive officer in 2014.
(6)	Mr. Compton was not a Named Executive Officer in 2013.
(7)	Ms. Hammock and Mr. Caldwell were not Named Executive Officers in 2013 and 2014.

Murphy Oil Corporation	33

Executive Compensation (continued)

2015 GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Roger W. Jenkins	02/03/15				101,500	152,000	202,500
		1,096,875	1,755,000	4,000,000
John W. Eckart	02/03/15				18,500	28,000	37,500
		256,932	411,092	1,027,729
Kevin G. Fitzgerald	02/03/15				—	—	—
		59,854	95,767	239,417
Walter K. Compton	02/03/15				20,000	30,000	40,000
		219,781	351,650	879,125
Kelli M. Hammock	02/03/15				10,000	15,000	20,000
		132,344	211,750	529,375
Keith S. Caldwell	02/03/15				10,000	15,000	20,000
		126,270	202,033	505,082

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Closing Price on Grant Date ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)
Roger W. Jenkins	02/03/15		220,000	49.65	49.91	2,413,400
	02/03/15	152,000				7,192,723
John W. Eckart	02/03/15		41,000	49.65	49.91	449,770
	02/03/15	28,000				1,323,437
Kevin G. Fitzgerald	02/03/15		—	—	—	—
	02/03/15	—				—
Walter K. Compton	02/03/15		43,000	49.65	49.91	471,710
	02/03/15	30,000				1,419,360
Kelli M. Hammock	02/03/15		22,000	49.65	49.91	241,340
	02/03/15	15,000				709,680
Keith S. Caldwell	02/03/15		22,000	49.65	49.91	241,340
	02/03/15	15,000				709,680
(1)	The exercise price of options is determined using the average of the high and low of the stock price on the date of grant.
(2)	The December 31, 2015 closing stock price of $22.45 per share is approximately 45% lower than the February 3, 2015 closing stock price of $49.91 per share.

34	Murphy Oil Corporation

Executive Compensation (continued)

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards
Name	Number of Securities Underlying Unexercised Exercisable Options (#)(1)	Number of Securities Underlying Unexercised Unexercisable Options (#)(1)	Option Exercise Price ($)	Option Expiration Date
Roger W. Jenkins	71,955		58.8392	2/1/2018
	71,955		51.6305	1/31/2019
	55,350		39.0244	6/20/2019
	64,759	64,760	54.2141	2/5/2020
	48,392	48,393	62.9765	8/7/2020
		120,000	55.8200	2/4/2021
		220,000	49.6500	2/3/2022
John W. Eckart	22,140		37.4435	2/3/2016
	27,675		45.4788	2/2/2017
	30,443		58.8392	2/1/2018
	38,745		51.6305	1/31/2019
	21,697	21,697	54.2141	2/5/2020
		15,000	55.8200	2/4/2021
		41,000	49.6500	2/3/2022
Kevin G. Fitzgerald	33,210		37.4435	2/3/2016
	44,280		45.4788	2/2/2017
	49,815		58.8392	2/1/2018
	49,815		51.6305	1/31/2019
	42,066		54.2141	2/5/2020
Walter K. Compton	19,373		37.4435	2/3/2016
	22,140		45.4788	2/2/2017
	27,675		58.8392	2/1/2018
	33,210		51.6305	1/31/2019
	23,524	23,524	54.2141	2/5/2020
		23,000	55.8200	2/4/2021
		43,000	49.6500	2/3/2022
Kelli M. Hammock	19,373		58.8392	2/1/2018
	13,838		51.6305	1/31/2019
	14,778	14,779	54.2141	2/5/2020
		12,000	55.8200	2/4/2021
		22,000	49.6500	2/3/2022
Keith S. Caldwell	11,070		45.4788	2/2/2017
	13,284		58.8392	2/1/2018
	16,605		51.6305	1/31/2019
	10,240	10,240	54.2141	2/5/2020
		6,000	55.8200	2/4/2021
		22,000	49.6500	2/3/2022

Murphy Oil Corporation	35

Executive Compensation (continued)

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE (CONTINUED)

	Stock Awards
Name	Number of Shares or Units of Stocks That Have Not Vested (#)(2)	Market Value of Shares or Units of Stocks That Have Not Vested ($)(3)(4)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($)(3)(4)(5)
Roger W. Jenkins	59,963	1,346,172	196,690	4,415,695
John W. Eckart	9,065	203,516	31,496	707,078
Kevin G. Fitzgerald	1,315	29,534	4,455	100,016
Walter K. Compton	11,738	263,529	38,606	866,700
Kelli M. Hammock	5,671	127,319	18,954	425,515
Keith S. Caldwell	4,669	104,822	16,199	363,660
(1)	Generally, stock options are 50% vested after two years and 100% after three years.
(2)	Includes accrued in-kind dividend equivalents on performance-based restricted stock units.
(3)	Performance-based restricted stock units vest if the Company achieves specific performance objectives at the end of the three-year performance period.
(4)	Time-based restricted stock units vest on the third anniversary of the date of grant.
(5)	Value was determined based on a December 31, 2015 closing stock price of $22.45 per share.

2015 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Roger W. Jenkins	—	—	15,522	348,469
John W. Eckart	—	—	3,868	86,837
Kevin G. Fitzgerald	—	—	5,160	115,842
Walter K. Compton	—	—	4,158	93,347
Kelli M. Hammock	—	—	2,648	59,448
Keith S. Caldwell	—	—	1,856	41,667
(1)	The value shown reflects the difference between the market price on the date of exercise and the exercise price of the option.
(2)	Value based on 2013 performance-based restricted stock unit award vesting date as of December 31, 2015, at $22.45 per share. Payment of net shares was settled on February 2, 2016, pursuant to the terms of the award. The price on award date was $17.565 per share (average high and low price). Values as of the date of receipt were as follows: Mr. Jenkins—$272,644, Mr. Eckart—$67,941, Mr. Fitzgerald—$90,635, Mr. Compton—$73,035, Ms. Hammock—$46,512 and Mr. Caldwell—$32,601.

36	Murphy Oil Corporation

Executive Compensation (continued)

2015 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Roger W. Jenkins	Retirement Plan of Murphy Oil Corporation	14.21	516,817	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	14.21	5,786,541	—
John W. Eckart	Retirement Plan of Murphy Oil Corporation	25.25	1,053,538	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	25.25	2,558,342	—
Kevin G. Fitzgerald	Retirement Plan of Murphy Oil Corporation	31.78	1,598,870	79,612
	Murphy Oil Corporation Supplemental Executive Retirement Plan	31.78	7,753,513	388,930
Walter K. Compton	Retirement Plan of Murphy Oil Corporation	28.00	1,015,112	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	28.00	3,104,300	—
Kelli M. Hammock	Retirement Plan of Murphy Oil Corporation	22.34	576,614	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	22.34	853,363	—
Keith S. Caldwell	Retirement Plan of Murphy Oil Corporation	14.48	542,426	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	14.48	640,216	—

The purpose of the Retirement Plan of Murphy Oil Corporation, a tax-qualified defined benefit retirement plan, is to provide retirement and incidental benefits for all employees who complete a period of faithful service. The purpose of the Supplemental Executive Retirement Plan (SERP) is to restore defined benefit and defined contribution benefits which cannot be paid because of certain specified benefit and compensation limitations under the tax-qualified retirement plan. The pension formula used to calculate benefits is: 1.6% times final average pay (FAP) times years of benefit service minus 1.5% times primary social security benefit times years of benefit service (to a maximum of 33 1/3 years).

The FAP used in calculating benefits under the plans is the average cash compensation (salary and annual incentive bonus) over the highest paid 36-month period during the employee’s last ten years of employment. Distribution elections for the qualified plan are made upon retirement. Benefits shown are computed on a single life annuity basis and are subject to a deduction for social security amounts. The pension benefits shown neither reflect any reductions in retirement benefits that would result from the selection of one of the plan’s various available survivorship options nor the actuarial reductions required by the plan for retirement earlier than age 62. For this purpose, Mr. Jenkins’ average compensation was $2,885,249; Mr. Eckart’s $827,487; Mr. Fitzgerald’s $1,395,661; Mr. Compton’s $989,747; Ms. Hammock’s $616,647 and Mr. Caldwell’s $536,690.

Murphy Oil Corporation	37

Executive Compensation (continued)

The estimated credited years of service used are as indicated in the table.

Effective with the spin-off of Murphy’s former U.S. retail marketing operation, Murphy USA Inc. (MUSA), on August 30, 2013, significant modifications were made to the U.S. defined benefit pension plan. All current NEOs continue to accrue benefits in this plan, however, certain Murphy employees’ benefits under the U.S. plan were frozen at that time. No further benefit service will accrue for the affected employees, however, the plan will recognize future earnings after the spin-off. In addition, all previously unvested benefits became fully vested at the spin-off date.

For those affected active employees of the Company, additional U.S. retirement plan benefits will accrue in future periods under a cash balance formula.

The following assumptions were used in determining the present value amounts at December 31, 2015.

•	Discount Rate—4.61%

•	Mortality Table—MRP-2007 (The RP-2015 no-collar annuitant table, adjusted to remove post-2007 projection factors, then projected generationally using the MMP-2007 projection scale as developed by Mercer).

2015 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Roger W. Jenkins	138,000	62,100	(52,144)	—	883,154
John W. Eckart	32,636	14,480	(41,535)	—	342,253
Kevin G. Fitzgerald	25,167	4,110	(14,481)	(278,705)	1,104,597
Walter K. Compton	25,284	16,560	(43,892)	—	323,376
Kelli M. Hammock	20,500	7,200	(627)	—	110,761
Keith S. Caldwell	19,764	6,760	(673)	—	118,657
(1)	The executive contributions in the last fiscal year have been included in the “Salary” column for the Named Executive Officer in the 2015 Summary Compensation Table.
(2)	The registrant contributions in the last fiscal year have been included in “All Other Compensation” column for the Named Executive Officer in the 2015 Summary Compensation Table.
(3)	The unfunded SERP provides the same investment options available under the qualified 401(k) savings plan. The “Aggregate Earnings” column reflects the different investment returns based upon the Named Executive Officer’s investment selection.

The purpose of the Thrift Plan for Employees of Murphy Oil Corporation, a tax-qualified defined contribution retirement plan, is to provide retirement and incidental benefits for all employees who participate in the Plan. The purpose of the Supplemental Executive Retirement Plan (SERP) is to restore defined benefit and defined contribution benefits which cannot be invested because of certain specified benefit and compensation limitations under the tax-

qualified Thrift/401(k) Plan. The employees are immediately vested in all employee and Company matching contributions. The Company matching contributions are limited to dollar for dollar on the first 6%. All employees are allowed to contribute on a pre-tax basis up to 25% of their eligible pay. The table above represents amounts deferred under the SERP for 2015.

2015 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

In connection with his appointment to President and CEO in 2013, Mr. Jenkins has a Severance Protection Agreement which provides for the payment of severance benefits in a lump sum equal to three times the sum of Mr. Jenkins’ base salary and his average annual bonus over the three prior fiscal years. The Agreement also contains customary restrictive covenants applicable during the twelve-month period following termination under the Agreement. The Company has no other employment, change in control or termination agreements with its NEOs. However, upon a change in control, as defined in the 2012 LTI Plan, all outstanding equity awards granted under such plans shall vest, become immediately exercisable or payable or have all restrictions lifted which apply to the type of award. The Company has no other agreement, contract, plan, or arrangement, whether written or unwritten, that provides for potential payments to NEOs upon termination or a change in control. NEOs are specifically excluded from normal severance benefits offered to other employees; however, the Company has, from time-to-time, paid termination benefits to executive-level positions upon an end in service. Decisions by the Company whether to pay termination benefits, and, if so, in what amounts, are determined on a case-by-case basis.

38	Murphy Oil Corporation

Executive Compensation (continued)

The following table presents estimated amounts that would have been payable to the applicable Named Executive Officer if the described event had occurred on December 31, 2015, the last trading day of the fiscal year:

Name	Category	Normal Termination ($)	Change of Control ($)
Roger W. Jenkins	Severance	—	8,895,331
	Non-equity compensation(1)	1,237,714	1,237,714
	Unvested & Accelerated(2)
	Performance-Based Restricted Stock Units	642,391	3,619,318
	Time-Based Restricted Stock Units	703,781	2,142,549
	Stock Options	—	—
	Retirement Plan(3)	—	—

	Total	2,583,886	15,894,912
John W. Eckart	Non-equity compensation(1)	289,922	289,922
	Unvested & Accelerated(2)
	Phantom Units	—	314,300
	Performance-Based Restricted Stock Units	100,197	590,286
	Time-Based Restricted Stock Units	103,319	320,308
	Stock Options	—	—
	Retirement Plan(3)	323,976	323,976

	Total	817,414	1,838,792
Kevin G. Fitzgerald	Non-equity compensation(1)	67,539	67,539
	Unvested & Accelerated(2)
	Performance-Based Restricted Stock Units	29,534	129,550
	Time-Based Restricted Stock Units	—	—
	Stock Options	—	—
	Retirement Plan(3)	—	—

	Total	97,073	197,089
Walter K. Compton	Non-equity compensation(1)	248,001	248,001
	Unvested & Accelerated(2)
	Performance-Based Restricted Stock Units	126,037	711,566
	Time-Based Restricted Stock Units	137,492	418,663
	Stock Options	—	—
	Retirement Plan(3)	—	—

	Total	511,530	1,378,230
Kelli M. Hammock	Non-equity compensation(1)	149,337	149,337
	Unvested & Accelerated(2)
	Performance-Based Restricted Stock Units	63,018	355,783
	Time-Based Restricted Stock Units	64,301	197,051
	Stock Options	—	—
	Retirement Plan(3)	—	—

	Total	276,656	702,171
Keith S. Caldwell	Non-equity compensation(1)	142,483	142,483
	Unvested & Accelerated(2)
	Performance-Based Restricted Stock Units	49,388	295,991
	Time-Based Restricted Stock Units	55,434	172,491
	Stock Options	—	—
	Retirement Plan(3)	—	—

	Total	247,305	610,965
(1)	Non-equity compensation is calculated under the terms of the 2012 Plan.
(2)	In the event of a change of control, all unvested outstanding equity awards shall vest, become immediately exercisable or payable or have all restrictions lifted as may apply to the type of the award. This amount includes the incremental value of the current unvested outstanding awards. In the event of a termination, the exercise period for stock options is reduced to the lesser of the expiration date of the award or two years from date of termination.
(3)	Named Executive Officers may receive benefits under the Company’s defined benefit pension plan upon retirement, depending on the date of hire, age and years of service at termination. The Pension Benefits Table reports the present value of each Named Executive Officer’s accumulated benefit at December 31, 2015, unadjusted for retirement earlier than age 62, and such benefits are not accelerated or otherwise enhanced in connection with any termination scenario. Mr. Fitzgerald retired during 2015 and is currently drawing retirement benefits. Mr. Eckart would have been eligible to receive retirement benefits following a termination of employment by reason of retirement on December 31, 2015. Monthly pension benefits are payable in one of the following options: 50% Joint and Survivor; 75% Joint and Survivor; 100% Joint and Survivor; and 10 Years Certain. For purposes of this table, the annual payment of the monthly pension benefits is shown.

Murphy Oil Corporation	39

Executive Compensation (continued)

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2015:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(2)
Equity compensation plans approved by stockholders	5,443,288	$52.93	5,348,564
(1)	Amounts in this column do not take into account outstanding restricted stock units.
(2)	Number of shares available for issuance includes 4,672,690 available shares under the 2012 LTI Plan, plus 404,259 available shares under the 2013 Stock Plan for Non-Employee Directors and 271,615 available shares under the Employee Stock Purchase Plan. Assumes each restricted stock unit is equivalent to one share.

40	Murphy Oil Corporation

Audit Committee Report

In connection with the Company’s December 31, 2015 consolidated financial statements, the Audit Committee reviewed and discussed the audited financial statements with management and the specific disclosures contained in the Company’s Form 10-K, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, discussed with KPMG LLP the matters required by Statement on Auditing Standards No. 61 and independence standards, and considered the compatibility of non-audit services with KPMG LLP’s independence. The Audit Committee also reviewed independence disclosures from KPMG LLP as required under applicable standards regarding such independent accountant’s communications with the Audit Committee concerning independence and has discussed the independence with the accountant. The Committee met five times during 2015. Fees for services provided by the Company’s principal independent registered public accounting firm, KPMG LLP, for the years ended December 31, 2015 and 2014 are as follows:

	2015	2014
Audit fees	$3,857,486	$3,069,857
Audit-related fees(1)	49,583	63,231
Audit and audit-related fees	3,907,069	3,133,088
Tax fees(2)	291,720	82,524
All other fees	—	1,650
Total fees	$4,198,789	$3,217,262
(1)	Audit-related fees consisted principally of fees for reviews of registration statements filed with the U.S. Securities and Exchange Commission, audits of financial statements for foreign employee benefit plans, and assurance reports required by U.K. government agencies.
(2)	Tax fees consisted of services for income tax consultation and tax compliance services.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2015.

AUDIT COMMITTEE

R. Madison Murphy (Chairman)

James V. Kelley

Neal E. Schmale

Lawrence R. Dickerson

Murphy Oil Corporation	41

Proposal 3—Approval of the Proposed 2017 Annual Incentive Plan

As noted in the Compensation Discussion and Analysis section, the present cash-based 2012 Annual Incentive Plan was approved by stockholders at the 2012 Annual Meeting. The Board of Directors has determined that it is appropriate for stockholders to consider at the 2016 Annual Meeting whether to adopt the 2017 Annual Incentive Plan (the “2017 Plan”) to replace the 2012 Plan.

The 2017 Plan has been designed to provide compensation opportunities qualifying as performance-based compensation under Section 162(m) of the Internal Revenue Code. The 2017 Plan retains the same principles and tenets as the Company’s previous annual incentive plan. In order to provide the Company with flexibility going forward in selecting meaningful performance criteria, the 2017 Plan provides the Company with the following list of possible performance criteria, which will be selected by the Committee: earnings (either in aggregate or on a per-share basis); net income; operating income; operating profit; cash flow; stockholder returns, including return on assets, investment, invested capital, and equity, (including income applicable to common stockholders or other class of stockholders); return measures (including return on assets, equity, or invested capital); earnings before or after either, or any combination of, interest, taxes, depreciation, or amortization; gross revenues; share price of Common Stock (including growth measures and total stockholder return or attainment by the shares of Common Stock of a specified value for a specified period of time); reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more subsidiaries or business units thereof; economic value; market share; annual net income to Common Stock; earnings per share; annual cash flow provided by operations; changes in annual revenue; strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures; operational measures tied to exploration and production including changes in proven reserves, drilling costs, lifting costs, safety and accident rates, environmental compliance, and exploration costs; and operating and maintenance cost management.

The Committee has the discretion to determine performance goals under, and select participants in, the 2017 Plan. The Committee may exercise negative discretion to adjust downward any award otherwise payable to any participant subject to Section 162(m) of the Internal Revenue Code. The Committee may also use its discretion to adjust the awards of participants not subject to Section 162(m) upward or downward, but the amount of positive discretion cannot exceed 25% of the earned award amount.

Eligible participants for the 2017 Plan include officers and other key administrative, professional, and technical employees.

The number of participants eligible to participate in the 2017 Plan is currently estimated at 255 and is based upon the participant’s position in the organization. Employees who are not regular participants in the 2017 Plan may be eligible for a discretionary award from a pool equal to 15% of the earned awards under the 2017 Plan. No employee covered by Section 162(m) of the Internal Revenue Code is eligible for any payments under this pool. The maximum payable to any participant subject to Section 162(m) of the Internal Revenue Code for any performance period under the 2017 Plan is the lesser of 250% of any participant’s target award opportunity or $4,000,000.

The 2017 Plan will be administered by the Committee. No amendments to the plan will be effective without the approval of the stockholders of the Company if stockholder approval of the amendment is then required for the plan to continue to be a qualified performance-based compensation plan pursuant to Section 162(m) of the Internal Revenue Code.

The full text of the proposed plan is attached as Exhibit A and incorporated by reference.

Any awards granted under the 2017 Plan will be at the discretion of the Committee. Therefore, it is not possible at present to determine the amount or form of any award that will be available for grant to any individual during the term of the 2017 Plan or that would have been granted during the last fiscal year had the 2017 Plan been in effect.

42	Murphy Oil Corporation

Proposal 4—Approval of Appointment of Independent Registered Public Accounting Firm

The Board desires that the stockholders indicate their approval or disapproval of the Audit Committee’s action in appointing KPMG LLP the Company’s independent registered public accounting firm for the fiscal year 2016. KPMG LLP has been serving the Company and its subsidiaries in this role for many years. KPMG LLP has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries. Members of KPMG LLP are expected to be present at the Annual Meeting of Stockholders for the purpose of responding to inquiries by stockholders, and such representatives will have an opportunity to make a statement if they desire to do so. The Audit Committee and the Board believe that the continued retention of KPMG to serve as our independent auditors is in the best interests of the Company and its stockholders.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm.

The Audit Committee is also responsible for the audit fee negotiations with KPMG LLP and pre-approves any engagement of KPMG LLP. In the fiscal year 2015, the percentage of services designated for audit fees, audit-related fees, tax fees, and all other fees that were approved by the Audit Committee were 92%, 1%, 7%, and 0%, respectively.

In the event that a majority of the stockholders indicates disapproval of the appointment of KPMG LLP, the adverse vote will constitute a directive to the Audit Committee to select another registered public accounting firm(s) for fiscal year 2016. Because of the difficulty and expense of making any substitution of registered public accounting firms during a year, it is contemplated that the appointment for the fiscal year 2016 will be permitted to stand unless the Audit Committee finds other good reason for making a change.

Murphy Oil Corporation	43

General Information About the Annual Meeting

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder proposals for the 2017 Annual Meeting of Stockholders must be received by the Company at its principal executive office on or before November 28, 2016, for inclusion in the proxy materials.

A stockholder may wish to have a proposal presented at the Annual Meeting of Stockholders in 2017, but not for inclusion in the Company’s Proxy Statement and form of proxy relating to that meeting. This type of proposal is subject to the advance notice provisions of the Company’s by-laws. In the case of the 2017 Annual Meeting of Stockholders, notice must be received by the Company at its principal executive office no earlier than January 11, 2017, and no later than February 10, 2017.

PROXY ACCESS STOCKHOLDER PROPOSALS

The Board recently amended the Company’s by-laws to include a proxy access provision. Under the amended by-laws, stockholders who meet the requirements set forth in the by-laws may submit director nominations for inclusion in the proxy materials. Proxy access nominations for the 2017 Annual Meeting of Stockholders must be received by the Company at its principal executive office on or before November 28, 2016, and must meet all the requirements set forth in the by-laws.

ELECTRONIC AVAILABILITY OF PROXY MATERIALS FOR 2016 ANNUAL MEETING

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 11, 2016. This Proxy Statement and Murphy Oil Corporation’s Annual Report to Stockholders and Form 10-K for fiscal year 2015 are available electronically at http://ir.murphyoilcorp.com/phoenix.zhtml?c=61237&p=proxy.

OTHER INFORMATION

The management of the Company knows of no business other than that described above that will be presented for consideration at the meeting. If any other business properly comes before the meeting, it is the intention of the persons named in the proxies to vote such proxies thereon in accordance with their judgment.

The expense of this solicitation, including cost of preparing and distributing this Proxy Statement, will be paid by the Company. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares.

In certain instances one copy of the Company’s Annual Report or Proxy Statement is being delivered to two or more stockholders who share an address. Upon request, the Company will promptly deliver a separate copy of the Annual Report or Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered. Conversely, stockholders sharing an address who are receiving multiple copies of Annual Reports or Proxy Statements may request delivery of a single copy.

Requests in this regard should be addressed to:

E. Ted Botner

Vice President, Law and Corporate Secretary

Murphy Oil Corporation

P.O. Box 7000

El Dorado, Arkansas 71731-7000

(870) 862-6411

The above Notice and Proxy Statement are sent by order of the Board of Directors.

E. Ted Botner

Vice President, Law and Corporate Secretary

El Dorado, Arkansas

March 28, 2016

VOTE in one of the following ways:

44	Murphy Oil Corporation

Exhibit A—Proposed 2017 Annual Incentive Plan

SECTION 1. PURPOSE OF THE PLAN

The purpose of the Annual Incentive Compensation Plan for Murphy Oil Corporation is to provide incentive compensation to those officers, executives, and key employees who, in the opinion of the Company, contribute significantly to the growth and success of the Company; to attract and retain individuals of outstanding ability; and to align the interests of those who hold positions of major responsibility in the Company with the interests of Company stockholders. The Plan is intended to constitute a qualified performance-based compensation plan under Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be administered and interpreted so to ensure such compliance.

SECTION 2. DEFINITIONS

Unless the context otherwise indicates, the following definitions shall be applicable:

“Award” shall mean a right granted to a Participant pursuant to Section 5 of the Plan to receive a cash payment from the Company (or a Subsidiary) based upon the extent to which the Participant’s Performance Goal(s) are achieved during the relevant Performance Period, subject to the Committee’s discretion pursuant to Section 5(D) of the Plan.

“Base Salary” shall mean the Base Salary actually paid during the Plan Year as shown in the payroll/personnel records of the Company.

“Board” shall mean the Board of Directors of Murphy Oil Corporation.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time; references to particular sections of the Code include references to regulations and rulings thereunder and to successor provisions.

“Committee” shall mean the Executive Compensation Committee of the Board or any committee of the Board designated by resolution of the Board to administer the Plan.

“Company” shall mean Murphy Oil Corporation (a Delaware corporation), its successors and assigns, and each of its Subsidiaries designated by the Committee for participating in this Plan.

“Covered Employee” shall mean an individual who with respect to a Performance Period is or may reasonably be expected to be, a “Covered Employee” within the meaning of Section 162(m) of the Code.

“Disability” shall mean a physical or mental impairment sufficient to make a Participant eligible for benefits under the Company’s Long-Term Disability Plan.

“Employee” shall mean any regular employee of the Company.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions, statements and pronouncements of the Financial Accounting Standards Board, United States (or predecessors or successors thereto or agencies with similar functions), or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination and in any event applied in a manner consistent with the application thereof used in the preparation of the Company’s financial statements.

“Maximum Performance Level” shall mean the level of performance achievement of the Performance Goals which results in the payment of two hundred fifty percent (250%) of the Target Award Opportunity for a Participant who is a Covered Employee and two hundred percent (200%) of the Target Award Opportunity for a Participant who is not a Covered Employee.

“Participant” shall mean any officer, executive, or key employee of the Company selected by the Committee to receive an Award under the Plan.

“Plan” shall mean the 2017 Murphy Oil Corporation Annual Incentive Compensation Plan.

“Plan Year” shall mean the fiscal year of the Company.

“Performance Goal” shall mean a performance objective established by the Committee for a particular Participant for a Performance Period pursuant to Section 5 of the Plan for the purpose of determining the extent to which an Award has been earned for such Performance Period. Each Performance Goal will consist of (a) “Performance Criteria,” as defined in Section 5(B) of the Plan, which are one or more objectively determinable measures related to individual, business unit, or Company performance, and (b) a “Performance Target,” which is the level at which the relevant Performance Criteria must

Murphy Oil Corporation	45

Exhibit A—Proposed 2017 Annual Incentive Plan (continued)

be achieved for purposes of determining whether a cash payment is to be made under an Award, which may be stated as a threshold level below which no payment will be made, a maximum level at or above which full payment will be made, and intermediate targets which will result in payment between such threshold and maximum level.

“Performance Period” shall mean a Plan Year or, for an officer who is first hired as an officer after the first day of the Plan Year and who becomes a Participant during the Plan Year, such portion of the Plan Year as determined by the Committee.

“Retirement” shall mean termination of employment at an age and length of service such that the Participant would be eligible to an immediate commencement of benefit payments under the formula of the Company’s defined benefit pension plan available generally to its Employees, whether or not such individual actually elects to commence such payments.

“Subsidiary” shall mean any entity that is directly or indirectly controlled by the Company; as determined by the Committee.

“Target Award Opportunity” shall mean the percent of Base Salary to be awarded to each Participant in the Plan upon achievement of one hundred percent (100%) of the Performance Goals at one hundred percent (100%) performance attainment established within the Performance Criteria of the Plan.

“Threshold Performance Level” shall mean the level of achievement of the Performance Goals within the Performance Criteria below which no awards may be paid to a Participant.

SECTION 3. PLAN ADMINISTRATION

A. The Committee.

The Plan will be administered by a committee appointed by the Board consisting of two or more directors, each of whom is an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code (the “Committee”). In accordance with and subject to the provisions of the Plan, the Committee will have full authority and discretion with respect to Awards made under the Plan, including without limitation the following (a) selecting the officers, executives, or other key Employees to be Participants; (b) establishing the terms of each Award; (c) determining the time or times when Awards will be granted; and (d) establishing the restrictions and other conditions to which the payment of Awards may be subject. The Committee will have no authority under the Plan to amend or modify, in any manner, the terms of any outstanding Award; provided, however, that the Committee shall have the authority to reduce or eliminate the compensation or other economic benefit otherwise due pursuant to an Award upon the attainment of one or more Performance Goals included in such Award. Each determination, interpretation, or other action made or taken by the Committee pursuant to the provisions of the Plan will be conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan.

B. Adjustments

In the event of (a) any merger, reorganization, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend (including a spin-off), or other similar change affecting the Company’s shares; (b) any purchase, acquisition, sale, or disposition of a significant amount of assets other than in the ordinary course of business, or of a significant business; (c) any change resulting from the accounting effects of discontinued operations, material events or transactions that are either unusual in nature or infrequently occurring, or both, changes in accounting, in each case as determined under GAAP, or restatement of earnings, in each case as determined under GAAP; or (d) any charge or credit resulting from an item which is classified as “non-recurring,” “restructuring,” or similar unusual item on the Company’s audited annual Statement of Income which, in the case of (a) – (d), results in a change in the components of the calculations of any of the Performance Criteria, as established by the Committee, in each case with respect to the Company or any other entity whose performance is relevant to the achievement of any Performance Goal included in an Award, the Committee (or, if the Company is not the surviving corporation in any such transaction, a committee of the Board of Directors of the surviving corporation consisting solely of two or more “outside directors” within the meaning of Section 162(m)(4)(C)(i) of the Code) shall, without the consent of any affected Participant, amend or modify the terms of any outstanding Award that includes any Performance Goal based in whole or in part on the financial performance of the Company (or any Subsidiary or division thereof) or such other entity so as equitably to reflect such event or events, such that the criteria for evaluating such financial performance of the Company or such other entity (and the achievement of the corresponding Performance Goal) will be substantially the same (as determined by the Committee or the committee of the Board of Directors of the surviving corporation) following such event as prior to such event; provided, however, that the Committee shall not take any action pursuant to this Section which would constitute an impermissible exercise of discretion pursuant to Section 162(m) of the Code.

46	Murphy Oil Corporation

Exhibit A—Proposed 2017 Annual Incentive Plan (continued)

SECTION 4. PARTICIPATION

The Participants for any Performance Period shall be those officers, executives, and key Employees who are granted Awards by the Committee under the Plan for such Performance Period.

SECTION 5. GRANT OF AWARDS

A. Nature of Awards

An Award granted under the Plan shall provide for a cash payment to be made solely on account of the attainment of one or more pre-established Performance Goals included in such Award, subject to the Committee’s authority pursuant to Section 3 and Section 6 of the Plan.

B. Performance Criteria

Performance Criteria which the Committee may include in Awards made under the Plan include the following measurements, or changes in such measurements between different Plan Years (or combination thereof) as applied to the Company or a Subsidiary. The Performance Criteria may include measurements on either an absolute basis or relative basis (as compared to an external benchmark or performance of a designated peer group of companies).

(a) Earnings (either in aggregate or on a per-share basis);

(b) Net income;

(c) Operating income;

(d) Operating profit;

(e) Cash flow;

(f) Stockholder returns (including return on assets, investment, invested capital, and equity, (including income applicable to common stockholders or other class of stockholders);

(g) Return measures (including return on assets, equity, or invested capital);

(h) Earnings before or after either, or any combination of, interest, taxes, depreciation, or amortization (EBITDA);

(i) Gross revenues;

(j) Share price (including growth measures and total stockholder return or attainment by the shares of a specified value for a specified period of time);

(k) Reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more Subsidiaries or business units thereof;

(l) Economic value;

(m) Market share;

(n) Annual net income to common stock;

(o) Earnings per share;

(p) Annual cash flow provided by operations;

(q) Changes in annual revenue

(r) Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures;

(s) Operational measures tied to exploration and production including changes in proven reserves, drilling costs, lifting costs, safety and accident rates, environmental compliance, and exploration costs; and

(t) Operating and maintenance cost management.

Murphy Oil Corporation	47

Exhibit A—Proposed 2017 Annual Incentive Plan (continued)

For the Performance Criteria listed above, the Committee, on the grant date of an Award may designate whether a particular Performance Measure is to be measured on a pre-tax basis or post-tax basis. Further, the Committee may select any one or more of the Performance Criteria applicable to a Participant and Performance Criteria may differ for Awards for one Participant to the next.

A. Establishment of Performance Goals

Not later than 90 days after the commencement of the Plan Year (or such earlier date as may be required pursuant to Section 162(m) of the Code) the Committee shall determine in writing for each Participant:

(a) the Performance Goal(s) for the Participant including in each case one or more of the Performance Criteria set forth in Section 5(B) of the Plan and the Performance Target for each Performance Criteria;

(b) if more than one Performance Goal is specified for a Participant, the relative weight assigned to each Performance Goal; and

(c) the cash award expressed as a percentage of the base salary for the Participant for the Performance Period, provided that the Committee shall also place a maximum dollar amount on such cash awards which may not exceed four million dollars ($4,000,000).

For an executive officer who is first hired as an executive officer and who becomes a Participant after the first day of the Plan Year, the Performance Goals shall be established by the Committee as set forth in this Section within the time period permitted by Section 162(m) of the Code.

B. Individual Award Targets and Adjustments

Each Participant shall have a Target Award Opportunity expressed as a percentage of the Participant’s Base Salary.

In addition, the Plan shall stipulate for each Participant a Target Award Opportunity as well as a Threshold Performance Level and Maximum Performance Level associated with each Performance Goal established for the Plan Year.

(a) If a Participant is a Covered Employee, the Committee may exercise only negative discretion in adjusting an individual Participant’s Award. No Award earned under the Plan may exceed two hundred fifty percent (250%) times the Target Award Opportunity or four million dollars ($4,000,000), whichever amount is less.

(b) For any Participant who is not a Covered Employee, the Committee may exercise full discretion, both positive and negative, in adjusting such individual Participant’s Award, and the amount of positive discretion cannot exceed twenty-five percent (25%) of the earned Award amount. In addition, the Maximum Performance Level for such Participant’s Award shall not exceed two hundred percent (200%) times the Target Award.

SECTION 6. PAYMENT OF AWARDS

As soon as practicable after the Committee has received the appropriate financial and other data after the end of a Plan Year, the Committee will for each Participant certify in writing the extent to which the applicable Performance Goals for such Participant have been met and the corresponding amount of the Award earned by such Participant. Payment of each Award in a cash lump sum, less applicable withholding taxes pursuant to Section 7 of the Plan, shall be made as soon as practicable thereafter. Notwithstanding anything in the Plan to the contrary, no payment made to any Participant in respect of any Performance Period shall exceed four million dollars ($4,000,000).

SECTION 7. EFFECT OF TERMINATION OF EMPLOYMENT

A. Termination Due to Death, Disability, or Retirement.

In the event a Participant’s employment with the Company and all Subsidiaries is terminated by reason of Death, Disability, or Retirement during a Performance Period, the Participant (or the Participant’s estate) (subject to the Committee’s discretion as allowed by Section 3.A of the Plan) shall be paid (pursuant to Section 6 of the Plan after the completion of the Plan Year) a percentage of the amount earned according to the terms of the Award equal to the portion of the Performance Period through the Participant’s Death, Disability, or Retirement, as the case may be, as determined by the Committee.

48	Murphy Oil Corporation

Exhibit A—Proposed 2017 Annual Incentive Plan (continued)

B. Termination for Reasons Other than Death, Disability, or Retirement

In the event a Participant’s employment is terminated with the Company and all Subsidiaries prior to the end of the Performance Period for any reason other than Death, Disability, or Retirement, or a Participant is in the employ of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Participant continues in the employ of the Company or another Subsidiary), the Participant’s Award for such Performance Period shall be immediately forfeited and the Participant shall have no right to any payment thereafter; provided, however, that under such circumstances the Committee may pay the Participant an amount not to exceed a percentage of the amount earned according to the terms of the Award equal to the portion of the Performance Period through the Participant’s termination.

SECTION 8. PAYMENT OF WITHHOLDING TAXES

The Company is entitled to withhold and deduct from the payment made pursuant to an Award or from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, and local withholding and employment-related tax requirements attributable to any payment made pursuant to an Award.

SECTION 9. SUPPLEMENTAL POOL

The Plan shall have a supplemental pool which will be determined in the full discretion of the Committee. The supplemental pool shall be equal to fifteen percent (15%) of the earned Awards pursuant to the Plan and payable to all regular and named Participants for a given Plan Year. No named Participant and/or a Covered Employee in the Plan shall be eligible for, or receive, a payment pursuant to the supplemental pool. The Committee shall have full discretion to make individual payments from the supplemental pool and is under no obligation to make such payments for any given Plan Year.

SECTION 10. PLAN AMENDMENT, MODIFICATION, AND TERMINATION

The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Board may deem advisable in order that Awards under the Plan will conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no amendments to the Plan will be effective without the approval of the stockholders of the Company if stockholder approval of the amendment is then required for the Plan to continue to be a qualified performance-based compensation plan pursuant to Section 162(m) of the Code. Any termination, suspension, or amendment of the Plan may adversely affect any outstanding Award without the consent of the affected Participant.

SECTION 11. NON-FUNDED, UNSECURED OBLIGATION

A Participant’s only interest under the Plan shall be the right to receive a cash payment under an Award pursuant to the terms of the Award and the Plan (subject to the authority of the Committee pursuant to Sections 3 8, 9, and 10 of the Plan). No portion of the amount payable to Participants upon the achievement of any Performance Goal therein shall be held by the Company or any Subsidiary in trust or escrow or any other form of asset segregation. To the extent that a participant acquires a right to receive such a cash payment under the Plan, such right shall be no greater than the right of any unsecured, general creditor of the Company.

SECTION 12. EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan was approved by the Board on February 3, 2016. The Plan is subject to stockholder approval as required by Section 162(m) of the Code, and no benefits will be granted or amounts will be paid pursuant to the Plan unless and until such time stockholder approval is obtained. If approved, the Plan will become effective January 1, 2017 and will remain in effect through and including the Plan Year ending December 31, 2021. The Plan may be terminated at any time by the Board. Any payments pursuant to Awards outstanding upon termination of the Plan may continue to be made in accordance with the terms of the Awards, subject to the authority of the Committee pursuant to Sections 3 and 10 of the Plan.

Murphy Oil Corporation	49

Exhibit A—Proposed 2017 Annual Incentive Plan (continued)

SECTION 13. MISCELLANEOUS

A. Employment

Nothing in the Plan will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or otherwise modify the terms and conditions of the employment of any Employee or Participant at any time, nor confer upon any Employee or Participant any right to continue in the employ of the Company or any Subsidiary.

B. Restrictions or Transfer

Except pursuant to testamentary will or the laws of descent and as otherwise expressly permitted by the Plan, no right or interest of any Participant in an Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

C. Governing Law

Except to the extent in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the Company’s jurisdiction of incorporation), the validity, construction, interpretation, administration, and effect of the Plan and any rules, regulations, and actions relating to the Plan will be governed by and construed exclusively in accordance with the internal, substantive laws of the State of Delaware, without regard to the conflict of law rules of the State of Delaware or any other jurisdiction.

D. Successors

The Plan will be binding upon and inure to the benefit of the successors of the Company and the Participants.

50	Murphy Oil Corporation

300 PEACH STREET

P.O. BOX 7000

EL DORADO, AR 71731-7000

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 10, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 10, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E03367-P74926-Z67313	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  MURPHY OIL CORPORATION

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees:		For	Against	Abstain

	1a.	T.J. Collins	☐	☐	☐

	1b.	S.A. Cossé	☐	☐	☐

	1c.	C.P. Deming	☐	☐	☐

	1d.	L.R. Dickerson	☐	☐	☐

	1e.	R.W. Jenkins	☐	☐	☐

	1f.	J.V. Kelley	☐	☐	☐

	1g.	W. Mirosh	☐	☐	☐

	1h.	R.M. Murphy	☐	☐	☐

	1i.	J.W. Nolan	☐	☐	☐

	1j.	N.E. Schmale	☐	☐	☐

	1k.	L. A. Sugg	☐	☐	☐

	1l.	C.G. Theus	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

2.	Advisory vote on executive compensation.	☐	☐	☐

3.	Approve the proposed 2017 Annual Incentive Plan.	☐	☐	☐

4.	Approve the appointment of KPMG LLP as independent registered public accounting firm for 2016.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

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E03368-P74926-Z67313

MURPHY OIL CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR ANNUAL MEETING MAY 11, 2016

The stockholder(s) whose name(s) appear(s) on the reverse side hereby appoints Claiborne P. Deming and Roger W. Jenkins, or each of them, as the stockholder’s proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Murphy Oil Corporation which the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas 71730, on May 11, 2016 at 10:00 a.m., Central Daylight Time, and any adjournments thereof, as fully as the stockholder could if personally present.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NONE ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2, 3 AND 4. AS FAR AS THE COMPANY KNOWS, THESE ARE THE ONLY MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING. AS TO ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED AS PROXIES MAY VOTE THESE SHARES IN THEIR DISCRETION.

Murphy Oil Corporation encourages you to take advantage of one of the convenient ways to vote the shares for proposals to be covered at the Annual Meeting of Stockholders. Please take this opportunity to use one of the four voting methods detailed on the reverse side of this card to vote these shares.

Continued and to be signed on reverse side